EXHIBIT 99
Schering-Plough Employees’
Savings Plan
Amended and Restated Effective January 1, 2008

Schering-Plough Employees’
Savings Plan
Amended and Restated Effective January 1, 2008

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SCHERING-PLOUGH EMPLOYEES’
SAVINGS PLAN
Amended and Restated
Effective January 1, 2008
ARTICLE 1. DEFINITIONS
1.01	“Accounts” means the Salary Deferral Account, Matching Account, Nonelective Account, Retirement Distribution Account, ESOP Account, Rollover Account, After-Tax Contribution Account, and such other accounts as the Committee may establish.

1.02	“Actual Contribution Percentage” means for After-Tax Contributions described in Section 3.10, the average of ratios, calculated separately for each Eligible Employee in the group, of (1) the amount of After-Tax Contributions for a Plan Year and, to the extent that the Company elects and to the extent permitted under the Code and the applicable regulations for the applicable Plan Year, Matching Contributions, provided, however, that if the Company elects to disregard Matching Contributions it shall do so in accordance with Treasury Regulation § 1.401(m)-2(a)(5)(iv) or such subsequent guidance as may be applicable, to (2) the Eligible Employees’ Statutory Compensation for that entire Plan Year, provided that, upon the direction of the Committee, Statutory Compensation for a Plan Year shall only be counted if received during the period that an Eligible Employee is eligible to make After-Tax Contributions. The Actual Contribution Percentage for each group and the ratio determined for each Eligible Employee in the group shall be calculated to the nearest one-hundredth of one percent. For purposes of determining the Actual Contribution Percentage for a Plan Year, Matching Contributions may be taken into account for a Plan Year only if they:
(a)	Relate to Salary Deferral Contributions that are credited to the Eligible Employee’s Account during the Plan Year;

(b)	Are allocated to the Eligible Employee as of a date within that Plan Year; and

(c)	Are actually paid to the Trustee no later than twelve months after the end of the Plan Year to which the contributions relate.
1.03	“Affiliated Employer” means any company that is a member of a controlled group of corporations (as defined in Code Section 414(b)) that also includes as a member an Employer;

any trade or business under common control (as defined in Code Section 414(c)) with an Employer; any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Code Section 414(m)) that includes an Employer; and any other entity required to be aggregated with an Employer pursuant to Treasury regulations under Code Section 414(o). Notwithstanding the foregoing, for purposes of defining Leased Employees and Section 3.12, the definitions in Code Sections 414(b) and (c) shall be modified as provided in Code Section 415(h).

1.04	“After-Tax Contributions Account” means the account credited with the After-Tax Contributions made on a Participant’s behalf, including all earnings and gains attributable thereto, and reduced by all losses attributable thereto, all expenses chargeable thereto and all withdrawals and distributions therefrom.

1.05	“After-Tax Contributions” means amounts contributed to the plan on an after-tax basis pursuant to Section 3.02.

1.06	“Alternate Payee” means the person entitled to receive payment of benefits under the Plan pursuant to a qualified domestic relations order as defined in Code Section 414(p).

1.07	“Annual Dollar Limit” means $200,000, as adjusted from time to time for cost of living in accordance with Code Section 401(a)(17)(B). As of January 1, 2008, the Annual Dollar Limit is $230,000.

1.08	“Associated Company” means any corporation or other entity that is a subsidiary of or associated with the Company and which is not an Employer or Affiliated Employer.

1.09	“Beneficiary” means any person(s) or entity designated by a Participant to receive any benefits payable in the event of the Participant’s death. However, a married Participant’s spouse shall be deemed to be the Participant’s Beneficiary, unless or until the Participant elects another Beneficiary with Spousal Consent. If no Beneficiary designation is in effect at the Participant’s death, or if no person(s) or entity so designated survives the Participant, the Participant’s surviving spouse, if any, shall be deemed to be the Beneficiary; otherwise the Beneficiary shall be the estate of the Participant.

1.10	“Board of Directors” means the Board of Directors of the Plan Sponsor.

1.11	“Catch-Up Contributions” means Salary Deferral Contributions made to the Plan pursuant to Section 3.01(b), which constitute catch-up contributions under Code Section 414(v). The determination of whether any Salary Deferral Contribution constitutes a Catch-Up Contribution for a Plan Year shall be determined as of the end of such Plan Year, in accordance with Code Section 414(v) and the regulations thereunder.

1.12	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.13	“Committee” means the Employee Benefits Committee or its delegate, established by the Company to administer the Plan as provided in Article 11.

1.14	“Company” means Schering-Plough Corporation, or any successor by merger, purchase, or otherwise.

1.15	“Company Stock” means the common stock of the Company that constitutes qualifying employer securities under Code Section 409(l).

1.16	“Company Stock Fund” means the Investment Fund that is intended to be invested primarily in Company Stock.

1.17	“Compensation” means the sum of an Eligible Employee’s base pay, commissions, paid cash bonus, overtime, and shift differential paid through an Employer’s U.S. payroll or, except to the extent otherwise designated by the Committee under rules equally applicable to similarly situated employees, reported by an Affiliated Employer on the Eligible Employee’s U.S. federal income tax reporting statement, for services rendered to the Employer, determined prior to any reduction pursuant to Section 3.01, a cafeteria plan under Code Section 125, or a qualified transportation fringe under Code Section 132(f)(4). For purposes of this Section, amounts that are not includible in gross income by reason of Code Section 125 include any amounts not available to an Eligible Employee in cash in lieu of group health coverage because the Eligible Employee is unable to certify that he or she has other health coverage. Such amounts shall be treated as amounts under Code Section 125 only if the Employer does not request or collect information regarding the Eligible Employee’s other health coverage as part of the enrollment process for the health plan. Compensation for a Plan Year, however, shall not exceed the Annual Dollar Limit. In the case of Salary Deferral Contributions, the Annual Dollar Limit shall apply to Compensation earned after the date in the Plan Year that an Eligible Employee first elects to make contributions under Section 3.01.

1.18	“Distributee” means an Employee or former Employee, the Employee’s or former Employee’s surviving spouse, or an Alternate Payee. A deceased Employee’s Beneficiary who is not the surviving spouse of the Employee or an Alternate Payee shall also be a Distributee provided that the direct rollover is made to an Eligible Retirement Plan described in Section 1.22(g).

1.19	“Earnings” means the amount of earnings to be returned with any excess deferrals or excess contributions under Section 3.01 or 3.10 for a Plan Year, determined on a consistent and non-discriminatory basis using any reasonable method that complies with Treas. Regs. §§ 1.402(g)-1(e)(5) and 1.401(m)-2 and any subsequent guidance thereto and allocated pursuant to the Plan’s method of allocating income to Participants’ Accounts pursuant to Article 6. The Plan will not fail to use a reasonable method for computing Earnings merely because the Earnings allocable to excess deferrals or excess contributions are determined on a date that is no more than 7 days before the distribution.

1.20	“Effective Date” means January 1, 2008, the date of this amendment and restatement. The original effective date of the Plan was January 1, 1983.

1.21	“Eligible Employee” means an Employee who receives stated compensation from an Employer from a U.S. source payroll system other than a pension, severance pay, retainer, or fee under contract and who the Company classifies as (a) working in the United States permanently, (b) a Career Expatriate Employee, or (c) a Traditional Expatriate Employee; however, the term “Eligible Employee” excludes (i) any person who is included in a unit of employees covered by a collective bargaining agreement that does not provide for his or her membership in the Plan; (ii) any person who serves only as a director of an Employer; (iii) any person who is, agrees, or has agreed that he or she is an independent contractor, or who has any agreement or understanding with an Employer or Affiliated Employer that the person is not an Employee or Eligible Employee, even if the individual previously may have been an Employee or Eligible Employee; (iv) any Leased Employee; or (v) any person who is employed by a temporary or other employment agency, regardless of the amount of control, supervision, or training provided by an Employer or Affiliated Employer, whether or not such person is a Leased Employee. These exclusions are unaffected by any ruling of a court, agency, or other authority holding that any person is in fact an employee of an Employer or an Affiliated Employer under any standard whatsoever.

The following definitions shall apply for purposes of this definition of Eligible Employee.

“Career Expatriate Employee” means an Employee who works pursuant to an assignment letter that designates him or her as a Career Expatriate Employee.

“Traditional Expatriate Employee” means an Employee who (a) works pursuant to an assignment letter that designates him or her as normally working in the United States, or (b) normally works in the United States but is on a temporary assignment outside of the United States in accordance with the Company’s Global Assignment Policy Guidelines — Home Country Based Approach for Traditional Expatriates with the expectation of (i) returning to work for an Employer in the United States or (ii) retiring in the United States after the temporary assignment ends.

1.22	“Eligible Retirement Plan” means:
(a)	an individual retirement account described in Code Section 408(a);

(b)	an individual retirement annuity described in Code Section 408(b) (other than an endowment contract);

(c)	an annuity contract described in Code Section 403(a);

(d)	a qualified plan described in Code Section 401(a), including with respect to distributions made after December 31, 2006 from a Distributee’s After-Tax Contribution Account, a defined benefit plan or a 403(b) plan to the extent permitted by regulations, that accepts the Distributee’s Eligible Rollover Distribution;

(e)	an eligible deferred compensation plan described in Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and that will separately account for the Distributee’s Eligible Rollover Distribution;

(f)	an annuity contract described in Code Section 403(b);

(g)	with respect to a Distributee’s Beneficiary who is not the surviving spouse of the Employee or an Alternate Payee, an individual retirement plan described in subsections (a) or (b) above established on behalf of such Distributee that shall be treated as an inherited IRA pursuant to Code Section 402(c)(11); or

(h)	with respect to distributions made to a Participant after December 31, 2007, a Roth IRA described in Code Section 408A, provided that the requirements of Code Section 408A(c)(3)(B) are satisfied.
1.23	“Eligible Rollover Distribution” means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives of the Distributee’s Beneficiary, or for a specified period of ten years or more; (b) any distribution to the extent such distribution is required under Code Section 401(a)(9); (c) corrective distributions of excess deferrals, excess contributions (and any related income) and any return of contributions as a result of Code section 415 violations; (d) loans treated as distributions under Code Section 72(p); and (e) any hardship distribution.

Notwithstanding the foregoing, a portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax contributions which are not includible in gross income. However, such portion may be transferred only to (i) an individual retirement account or an individual retirement annuity as described in Code Section 408(a) or 408(b); or (ii) directly to a qualified plan described in Code Section 401(a) or 403(a) or an annuity contract described in Code Section 403(b), provided that such plan will separately account for the portion of the distribution that is includible in gross income.

1.24	“Employee” means an individual who is a regular full-time, regular part-time, or Flexible Workforce employee of an Employer or Affiliated Employer and who is paid by such Employer or Affiliated Employer.

1.25	“Employer” means the Plan Sponsor, with respect to its employees; or any other company participating in the Plan as provided in Section 13.03, with respect to its employees.

1.26	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.27	“ESOP Account” means the account that is invested in the Company Stock Fund and which is governed by Article 4, including all earnings and gains attributable thereto, and reduced by all losses attributable thereto, all expenses chargeable thereto and all withdrawals and distributions therefrom.

1.28	“ESOP Trust” means the portion of the Trust Fund attributable to amounts held in the ESOP Accounts, the Suspense Subfund, and the Released and Unallocated Subfund.

1.29	“ESOP Trustees” means the party or parties appointed by the Board of Directors as trustee of the ESOP Trust and named as trustee pursuant to the trust agreement governing the ESOP Trust or any successors thereto.

1.30	“Exempt Loan” means any loan to the Plan or Trust not prohibited by Code Section 4975(c) or ERISA Section 406 because the loan meets the requirements set forth in Code Section 4975(d)(3), ERISA Section 408(b)(3), and the regulations promulgated thereunder, the proceeds of which loan are used to finance the acquisition of Company Stock or refinance or repay such loan.

1.31	“Highly-Compensated Employee” means for a Plan Year any employee of an Employer or an Affiliated Employer (whether or not eligible for participation in the Plan) who:
(a)	was a five percent owner (as defined in Code Section 416(i)) for such Plan Year or the prior Plan Year, or

(b)	for the preceding Plan Year received Statutory Compensation in excess of $100,000. The $100,000 dollar amount in the preceding sentence shall be adjusted from time to time for cost of living in accordance with Code Section 414(q).
Notwithstanding the foregoing, employees who are nonresident aliens and who receive no earned income from an Employer or an Affiliated Employer that constitutes income from sources within the United States shall be disregarded for all purposes of this Section.

The provisions of this Section shall be further subject to such additional requirements, including the requirements governing former employees, as shall be described in Code Section 414(q) and its applicable regulations, which shall override any aspects of this Section inconsistent therewith.

1.32	“Hour of Service” means each hour for which the employee is paid or entitled to payment for the performance of duties for an Employer or Affiliated Employer.

1.33	“Inactive Participant” means an individual who is no longer an Eligible Employee but who has a non-forfeitable right to an Account under the terms of the Plan. An Inactive Participant shall be treated in all respects as a Participant in the Plan, except that:

(a)	he or she shall not be entitled to receive an allocation of any contributions made under Article 3 of the Plan, and

(b)	Inactive Participants who are no longer Employees shall be ineligible to receive a distribution under Article 8 or a loan under Article 9 of the Plan.
1.34	“Investment Committee” means the Schering-Plough Employee Benefits Investment Committee.

1.35	“Investment Fund” means the separate funds or investment vehicles in which contributions to the Plan are invested in accordance with Article 5.

1.36	“Leased Employee” means any person (other than a common law employee of an Employer) who, pursuant to an agreement has performed services for the Employer or any related persons determined in accordance with Code Section 414(n)(6) on a substantially full-time basis for a period of at least one year and such services are performed under the primary direction of or control by the Employer. In the case of any person who is a Leased Employee before or after a period of service as an Eligible Employee, the entire period during which he or she has performed services as a Leased Employee shall be counted as service as an Eligible Employee for all purposes of the Plan, except that he or she shall not, by reason of that status, become a Participant of the Plan or have contributions made to the Plan on his or her behalf while a Leased Employee.

1.37	“Matching Account” means the account credited with Matching Contributions made by the Employer, including all earnings and gains attributable thereto, and reduced by all losses attributable thereto, all expenses chargeable thereto and all withdrawals and distributions therefrom.

1.38	“Matching Contributions” means the amounts contributed by the Employer pursuant to Section 3.03.

1.39	“Non-Highly-Compensated Employee” means for any Plan Year an employee of an Employer or an Affiliated Employer who is not a Highly-Compensated Employee for that Plan Year.

1.40	“Nonelective Account” means the account credited with Nonelective Contributions made by the Employer, including all earnings and gains attributable thereto, and reduced by all losses attributable thereto, all expenses chargeable thereto and all withdrawals and distributions therefrom. Contributions made to this Nonelective Account are intended to satisfy the safe harbor contribution requirement under Code Section 401(k)(11).

1.41	“Nonelective Contributions” means the amounts contributed by the Employer pursuant to Section 3.04. Nonelective Contributions are intended to satisfy the safe harbor contribution requirement under Code Section 401(k)(11).

1.42	“Notice” means the indication by the Eligible Employee of his or her intents through the written, electronic, or telephonic means provided for the particular purpose by the Committee or its delegate.

1.43	“Participant” means an Eligible Employee who begins participation in the Plan pursuant to Article 2, except as otherwise expressly provided in the Plan. “Participant” shall also include an Inactive Participant.

1.44	“Plan” means the Schering-Plough Employees’ Savings Plan as set forth in this document or as amended from time to time.

1.45	“Plan Sponsor” means Schering Corporation, or any successor by merger, purchase, or otherwise.

1.46	“Plan Year” means the twelve-month period beginning on any January 1.

1.47	“Prior Plan” means the Schering-Plough Employees’ Profit-Sharing Incentive Plan, as amended and restated effective January 1, 2003, which was previously sponsored by the Company. All assets and liabilities of the Prior Plan, first effective as of January 1, 1956, were merged into this Plan as of September 10, 2004.

1.48	“Released and Unallocated Subfund” means the subfund established and maintained in the ESOP Trust to hold Company Stock released from the Suspense Subfund, but not yet allocated to ESOP Accounts.

1.49	“Required Beginning Date” means the April 1 of the calendar year following the later of (a) the calendar year in which the Participant attains age 70 1/2, or (b) the calendar year in which the Participant retires. For purposes of a five percent owner (as defined in Code Section 416(i)), his or her Required Beginning Date means the April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2.

1.50	“Retirement Distribution Account” means the account established and maintained under Section 5.01(b) of the Prior Plan, which, as of September 10, 2004, was merged into this Plan. No further contributions shall be made on a Participant’s behalf to the Retirement Distribution Account. If elected by the Participant pursuant to prior provisions of the Plan, the Retirement Distribution Account also shall include amounts transferred from the electing Participant’s Normal Distribution Account.

1.51	“Rollover Account” means the account credited with the Rollover Contributions made by a Participant, including all earnings and gains attributable thereto, and reduced by all losses attributable thereto, all expenses chargeable thereto and all withdrawals and distributions therefrom.

1.52	“Rollover Contributions” means amounts contributed pursuant to Section 3.05.

1.53	“Salary Deferral Account” means the account credited with the Salary Deferral Contributions made on a Participant’s behalf, including all earnings and gains attributable thereto, and reduced by all losses attributable thereto, all expenses chargeable thereto and all withdrawals and distributions therefrom.

1.54	“Salary Deferral Contributions” means amounts contributed pursuant to Section 3.01.

1.55	“Savings Trust” means the portion of the Trust Fund attributable to any amounts not held under the ESOP Trust.

1.56	“Savings Trustee” means the party or parties appointed by the Board of Directors as trustee of the Savings Trust and named as trustee pursuant to the trust agreement governing the Savings Trust or any successors thereto.

1.57	“Spousal Consent” means the written consent of a Participant’s spouse to the Participant’s designation of a specified Beneficiary. The specified Beneficiary shall not be changed unless further Spousal Consent is given. The spouse’s consent shall be witnessed by a Plan representative or notary public. The consent of the spouse shall also acknowledge the effect on him or her of the Participant’s election. The requirement for spousal consent may be waived by the Committee or its delegate if it believes there is no spouse, or the spouse cannot be located, or because of such other circumstances as may be established by applicable law. Spousal Consent shall be applicable only to the particular spouse who provides such consent.

1.58	“Statutory Compensation” means an Employee’s total compensation up to the Annual Dollar Limit paid by an Employer or an Affiliated Employer that is reported on the Employee’s federal income tax reporting statement (Form W-2) for the Plan Year. For purposes of determining Highly-Compensated Employees and Key Employees under Section 14.06, Statutory Compensation shall include amounts contributed by an Employer pursuant to a salary reduction agreement that are not includible in the gross income of the Employee under Code Sections 125, 132(f)(4), 402(e)(3), 402(h), or 403(b). For all other purposes, Statutory Compensation shall also include the amounts referred to in the preceding sentence, unless the Committee directs otherwise for a particular Plan Year. For purposes of this Section, amounts that are not includible in gross income by reason of Code Section 125 include any amounts not available to an employee in cash in lieu of group health coverage because the employee is unable to certify that he or she has other health coverage, provided that such amounts shall be treated as amounts under Code Section 125 only if the Employer does not request or collect information regarding the employee’s other health coverage as part of the enrollment process for the health plan.

1.59	“Suspense Subfund” means the subfund of the ESOP Trust that holds Company Stock and that has been purchased with the proceeds of an Exempt Loan before such Company Stock has been released to the Released and Unallocated Subfund and allocated to ESOP Accounts.

1.60	“Trust Fund” means the fund established by the Plan Sponsor as part of the Plan into which contributions are to be made and from which benefits are to be paid in accordance with the terms of the Plan.

1.61	“Trustee” means, collectively, the ESOP Trustee and the Savings Trustee.

1.62	“Valuation Date” means each trading day of the New York Stock Exchange.

ARTICLE 2. ELIGIBILITY AND PARTICIPATION
2.01	Eligibility

Each Employee shall be eligible to become a Participant on any date coincident with or following the date he or she first completes one Hour of Service, provided he or she is then an Eligible Employee. Notwithstanding anything herein to the contrary, an Employee who is eligible to actively participate in the Retirement Savings Plan for Organon BioSciences U.S. Affiliates, shall not be eligible to become a Participant hereunder until such time as he or she is no longer eligible to actively participate in the Retirement Savings Plan for Organon BioSciences U.S. Affiliates.

2.02	Participation

Each Eligible Employee who was a Participant on the day before the Effective Date shall remain a Participant as of the Effective Date. Every other Eligible Employee who meets the eligibility requirements of Section 2.01 shall become a Participant on the earlier of:
(a)	the date on which he or she receives a Nonelective Contribution, or

(b)	as soon as administratively practicable following the date on which he or she in the manner prescribed by the Committee or its delegate:
(i)	makes the election described in Section 3.01 or 3.02;

(ii)	authorizes the Employer to reduce his or her Compensation; and

(iii)	names a Beneficiary.
2.03	Reemployment of Former Employees and Former Participants
(a)	Any person reemployed by an Employer as an Eligible Employee, who was previously a Participant or who was previously eligible to become a Participant, shall become a Participant as soon as administratively practicable following his or her reemployment.

(b)	Any person reemployed by an Employer as an Eligible Employee, who was not previously eligible to become a Participant, shall be eligible to become a Participant on any date coincident with or next following the date he or she completes one Hour of Service, provided he or she is then an Eligible Employee. Such reemployed Eligible

Employee shall become a Participant as soon as administratively practicable following his or her reemployment.
2.04	Transferred Participants

A Participant who remains in the employ of an Employer, an Affiliated Employer, or, solely to the extent designated by the Committee under rules equally applicable to similarly situated employees, an Associated Company but ceases to be an Eligible Employee shall continue to be a Participant of the Plan but shall not be eligible to make Salary Deferral Contributions while his or her employment status is other than as an Eligible Employee.

2.05	Termination of Active Participation

A Participant’s active participation shall terminate on the date he or she is no longer employed by an Employer, an Affiliated Employer, or, solely to the extent designated by the Committee under rules equally applicable to similarly situated employees, an Associated Company. Unless Section 2.06 applies, a Participant shall become an Inactive Participant upon termination of active participation.

2.06	Termination of Inactive Participation

An individual shall no longer be an Inactive Participant once he or she has received a full distribution of his or her Account balance.

ARTICLE 3. CONTRIBUTIONS
3.01	Salary Deferral Contributions
(a)	While an Eligible Employee, a Participant may elect to reduce his or her Compensation payable:
(i)	with respect to a Participant covered by a collective bargaining agreement between an Employer and the International Chemical Workers Union, Council of the United Food and Commercial Workers International Union No. 194-C, by at least one percent and not more than six percent; or

(ii)	with respect to any other Participant, by at least one percent and not more than 50 percent, in multiples of one percent, and have that amount contributed to the Plan by his or her Employer as Salary Deferral Contributions. Salary Deferral Contributions shall be further limited as provided below and in Sections 3.12 and 3.13. Any Salary Deferral Contributions shall be paid to the Trustee as soon as practicable, but in no event later than the 15th day of the month following the month in which the amounts would otherwise have been payable to the Participant in cash; or

(iii)	with respect to a Participant that elects to participate in the One Step Save program, by a stated percentage each Plan Year (not to exceed 50 percent) which shall automatically increase each Plan Year on the date and in the amount that the Participant elects; provided that such increase is at least one percent and not more than three percent of Compensation and provided that Participant has made a deferral election under subsection (ii) above; and have that amount contributed to the Plan by his or her Employer as Salary Deferral Contributions.

(iv)	Notwithstanding the foregoing, the Salary Deferral Contributions shall be further limited as provided below and in Sections 3.12 and 3.13. Any Salary Deferral Contributions shall be paid to the Trustee as soon as practicable, but in no event later than the 15th day of the month following the month in which the amounts would otherwise have been payable to the Participant in cash.
(b)	A Participant who has attained or will attain age 50 by the last day of a Plan Year may elect, in accordance with procedures prescribed by the Committee or its delegate, to make

Catch-Up Contributions for any Plan Year in accordance with and subject to the limitations of Code Section 414(v). Such Catch-Up Contributions shall be subject to the following special rules:
(i)	A Participant’s Catch-Up Contributions shall not be taken into account for purposes of applying the limitations under Code Sections 402(g) and 415.

(ii)	The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code Sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of making such Catch-Up Contributions.

(iii)	The determination of whether a Salary Deferral Contribution under this Section constitutes a Catch-Up Contribution for any Plan Year shall be determined as of the end of such Plan Year, in accordance with Code Section 414(v). Salary Deferral Contributions that are intended to be Catch-Up Contributions for a Plan Year but which do not qualify as Catch-Up Contributions as of the end of the Plan Year shall be treated for all purposes under the Plan as Salary Deferral Contributions made under Section 3.01(a).

(iv)	In the event that the sum of a Participant’s Catch-Up Contributions and similar contributions to any other qualified defined contribution plan and/or plan described in Code Section 403(b) that is maintained by the Employer or an Affiliated Employer exceeds the dollar limit on catch-up contributions under Code Section 414(v) for any calendar year as in effect for such calendar year, the Participant shall be deemed to have elected a return of the Catch-Up Contributions in excess of the limit under Code Section 414(v) and such amount shall be treated in the same manner as “excess deferrals” under Section 3.01(d).

(v)	If a Participant makes catch-up contributions under a qualified defined contribution plan and/or plan described in Code Section 403(b) that is maintained by an employer other than the Employer or an Affiliated Employer for any calendar year and those contributions when added to his or her Catch-Up Contributions exceed the dollar limit on catch-up contributions under Code Section 414(v) for that calendar year, the Participant may allocate all or a portion of such “excess catch-up contributions” to this Plan. In the event such

Participant notifies the Committee or its delegate of the “excess catch-up contributions” in the same manner as is required for allocated “excess deferrals” under Section 3.01(d), such “excess catch-up contributions” shall be distributed in the same manner as “excess deferrals” under Section 3.01(d).
(c)	In no event shall the Participant’s Salary Deferral Contributions and similar contributions made on his or her behalf by an Employer or an Affiliated Employer to all plans, contracts, or arrangements subject to the provisions of Code Section 401(a)(30) in any calendar year exceed $15,500, as adjusted from time to time for cost of living pursuant to Code Section 402(g)(5), except as permitted under Code section 414(v). If a Participant’s Salary Deferral Contributions in a calendar year reach that dollar limitation, his or her election of Salary Deferral Contributions for the remainder of the calendar year shall be canceled. As of the first pay period of the calendar year following such cancellation, the Participant’s election of Salary Deferral Contributions shall again become effective in accordance with his or her previous election, unless the Participant elects otherwise in accordance with Section 3.06.

(d)	In the event that the sum of the Salary Deferral Contributions and similar contributions to any other qualified defined contribution plan maintained by an Employer or an Affiliated Employer exceeds the dollar limitation in Section 3.01(c) for any calendar year, the Participant shall be deemed to have elected a return of Salary Deferral Contributions in excess of such limit (“excess deferrals”) from this Plan. The excess deferrals, together with Earnings, shall be returned to the Participant no later than the April 15 following the end of the calendar year in which the excess deferrals were made.

(e)	In no event may a Participant’s After-Tax Contributions and Salary Deferral Contributions for a Plan Year exceed 50 percent of a Participant’s Compensation for that Plan Year.

(f)	If a Participant makes tax-deferred contributions under another qualified defined contribution plan maintained by an employer other than an Employer or an Affiliated Employer for any calendar year and those contributions when added to his or her Salary Deferral Contributions exceed the dollar limitation under Section 3.01(c) for that calendar year, the Participant may allocate all or a portion of such excess deferrals to this Plan. In that event, such excess deferrals, together with Earnings, shall be returned to the

Participant no later than the April 15 following the end of the calendar year in which such excess deferrals were made. However, the Plan shall not be required to return excess deferrals unless the Participant notifies the Committee, in writing, by March 1 of that following calendar year of the amount of the excess deferrals allocated to this Plan.
3.02	After-Tax Contributions

While an Eligible Employee, a Participant may elect to reduce his or her Compensation payable by at least one percent and not more than 20 percent, in multiples of one percent, and have that amount contributed to the Plan by his or her Employer as After-Tax Contributions. In no event may a Participant’s After-Tax Contributions and Salary Deferral Contributions exceed 50 percent of a Participant’s Compensation for any Plan Year. Any After-Tax Contributions shall be paid to the Trustee as soon as practicable, but in no event later than the 15th day of the month following the month in which the amounts would otherwise have been payable to the Participant in cash.

3.03	Matching Contributions

On behalf of the Employers, the Company shall make Matching Contributions in an amount equal to 100 percent of each Participant’s Salary Deferral Contributions; provided, however, Matching Contributions shall not exceed two percent of the Participant’s Compensation. Matching Contributions shall be paid by the Company to the Trustee no later than the date that they are required by applicable law to be paid to the Plan’s Trust Fund to preserve the Company’s deduction.

3.04	Nonelective Contributions

Each payroll period (or such other period as designated by the Committee), the Company on behalf of the Employers shall, as soon as administratively practicable following the end of such period, contribute and pay over to the Trust Fund a sum equal to three percent of each Eligible Employee’s Compensation for such period.

3.05	Rollover Contributions

With the permission of the Committee or its delegate and without regard to any limitations on contributions set forth in this Article 3, the Plan may accept from or on behalf of an Eligible Employee, whether or not he or she has met the eligibility requirements for participation, a Rollover Contribution in cash, consisting of any amount excluding after-tax amounts previously received (or deemed to be received) by him or her from an Eligible Retirement Plan. Such Rollover Contribution may be received in either of the following ways:
(a)	The Plan may accept such amount as a direct rollover of an Eligible Rollover Distribution from an Eligible Retirement Plan.

(b)	The Plan may accept such amount directly from the Employee, provided such amount:
(i)	was distributed to the Employee by an Eligible Retirement Plan;

(ii)	is received by the Plan on or before the 60th day after the day it was received by the Employee; and

(iii)	would otherwise be included in gross income.
Notwithstanding paragraph (ii) above, the Committee or its delegate may accept a Rollover Contribution more than 60 days after the amount was received by the Employee, provided the Employee has received from the Secretary of the Treasury a waiver of the 60-day requirement, pursuant to Code Section 402(c)(3)(B).

3.06	Change in Contributions

The percentages of Compensation designated by a Participant under Sections 3.01 and 3.02 shall automatically apply to increases and decreases in his or her Compensation. A Participant may change his or her election under Sections 3.01 and 3.02 by giving such Notice as the Committee or its delegate shall prescribe. The changed percentage shall become effective as soon as administratively practicable following receipt by the Plan Sponsor or its delegate of such Notice.

3.07	Suspension of Contributions
(a)	A Participant may revoke his or her election under Sections 3.01 and 3.02 by giving such Notice as the Committee or its delegate shall prescribe. The revocation shall become effective as soon as administratively practicable following receipt by the Plan Sponsor or its delegate of such Notice.

(b)	A Participant who has revoked his or her election under Sections 3.01 and 3.02 may resume having his or her Compensation reduced in accordance with Sections 3.01 and 3.02 by giving such Notice as the Committee or its delegate shall prescribe. The resumption shall become effective as soon as administratively practicable following receipt by the Plan Sponsor or its delegate of such Notice.
3.08	Actual Deferral Percentage Test

The Plan shall meet the safe harbor requirements of Section 401(k)(12) of the Code for each Plan Year and shall be deemed to automatically satisfy the actual deferral percentage test set forth in Code section 401(k).

3.09	Actual Contribution Percentage Test for Matching Contributions

The Plan shall meet the safe harbor requirements of Code Section 401(m)(11) for each Plan Year and, with respect to Matching Contributions, shall be deemed to automatically satisfy the Actual Contribution Percentage test set forth in Code section 401(m)(11).

3.10	Actual Contribution Percentage Test for After-Tax Contributions

The Actual Contribution Percentage for a Plan Year for Highly-Compensated Employees who are Participants or eligible to become Participants for that Plan Year shall not exceed the Actual Contribution Percentage for the Plan Year for all Non-Highly-Compensated Employees for the Plan Year who were Participants or eligible to become Participants during the Plan Year multiplied by 1.25. If the Actual Contribution Percentage for such Highly-Compensated Employees does not meet the foregoing test for the Plan Year, the Actual Contribution Percentage for such Highly-Compensated Employees for that Plan Year may not exceed the Actual Contribution Percentage for the Plan Year for all Non-Highly-Compensated Employees for the Plan Year who were Participants or eligible to become Participants during the Plan Year by more than two percentage points, and such Actual Contribution percentage for such Highly-Compensated Employees for the Plan Year may not be more than 2.0 times the Actual Contribution Percentage for the Plan Year for all Non-Highly-Compensated Employees for the Plan Year who were Participants or eligible to become Participants during the Plan Year.

Notwithstanding any other provisions of the Plan, to the extent needed to meet the limitations of Code Section 401(m), the Committee or its delegate shall distribute After-Tax Contributions and Matching Contributions (to the extent Matching Contributions were included in the calculation of the Actual Contribution Percentage) made on behalf of Highly-Compensated Employees (“Excess Aggregate Contributions”), with After-Tax Contributions to be distributed first. The dollar amount of Excess Aggregate Contributions to be distributed (plus Earnings) shall be allocated to the Highly-Compensated Employee with the largest dollar contributions taken into account in calculating the Actual Contribution Percentage test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest dollar amount and continuing in descending order of dollar amounts until the total dollar amount represented by the Excess Aggregate Contributions have been allocated. Distributions of Excess Aggregate Contributions shall be applied to reduce Matching Contributions and Nonelective Contributions.

3.11	Additional Provisions
(a)	If any Highly Compensated Employee is a participant in another qualified plan of an Employer or an Affiliated Employer, other than an employee stock ownership plan mandatorily disaggregated under Code Section 410(b), under which pre-tax contributions are made on behalf of the Highly Compensated Employee, the Committee shall implement rules, which shall be uniformly applicable to all employees similarly situated, to take into account all such contributions for the Highly Compensated Employee under all such plans in applying the limitations of Section 3.10. If any other qualified plan has a plan year other than the Plan Year, the contributions to be taken into account in applying the limitations of Section 3.10 shall be made in the plan years ending with or within the same calendar year.

(b)	In the event that this Plan is aggregated with one or more other plans to satisfy the requirements of Code Sections 401(a)(4) and 410(b) (other than for purposes of the average benefit percentage test) or if one or more other plans is aggregated with this Plan to satisfy the requirements of such sections of the Code, the provisions of Section 3.10 shall be applied by determining the Actual Contribution Percentage of employees as if all such plans were a single plan. If this Plan is permissively aggregated with any other plan or plans for purposes of satisfying the provisions of Code Section 401(k)(3), the aggregated plans must also satisfy the provisions of Code Sections 401(a)(4) and 410(b) as though they were a single plan. Plans may be aggregated under this subsection (b) only if they have the same plan year. Notwithstanding the foregoing, this Plan shall only be aggregated with another plan to the extent permitted under Treasury Regulations §§ 1.401(k)-1 and 1.401(m)-1 or such other applicable guidance.

(c)	If the Committee or its delegate elects to apply the provisions of Code Section 410(b)(4)(B) to satisfy the requirements of Code Section 401(k)(3)(A)(i), the Committee may apply the provisions of Section 3.10 by excluding from consideration all eligible employees (other than Highly-Compensated Employees) who have not met the minimum age and service requirements of Code Section 410(a)(1)(A).
3.12	Maximum Annual Additions
(a)	Except to the extent permitted under Section 3.15 of the Plan and Code Section 414(v), the annual addition to a Participant’s Accounts for any Plan Year, which shall be considered the “limitation year” for purposes of Code Section 415, when added to the Participant’s annual addition for that Plan Year under any other qualified defined contribution plan of an Employer or an Affiliated Employer, shall not exceed an amount equal to the lesser of: (A) 100 percent of his or her Statutory Compensation for that Plan Year or (B) $45,000, as adjusted pursuant to Code Section 415(d). The dollar limit referred to in (B) above shall not apply to any contributions for medical benefits after separation from service (within the meaning of Code Section 401(h) or 419A(f)(2)), which is otherwise treated as an annual addition.

(b)	For purposes of this Section, the “annual addition” to a Participant’s Accounts under this Plan or any other qualified defined contribution plan (including a deemed qualified defined contribution plan under a qualified defined benefit plan) maintained by an Employer or an Affiliated Employer shall be the sum of:
(i)	the total contributions, including Salary Deferral Contributions, Matching Contributions, and Nonelective Contributions, made on the Participant’s behalf by all Employers and Affiliated Employers;

(ii)	After-Tax Contributions;

(iii)	forfeitures, if applicable, that have been allocated to the Participant’s Accounts under this Plan or his or her accounts under any other such qualified defined contribution plan, and;

(iv)	solely for purposes of clause (ii) of subsection (a), above amounts described in Code Sections 415(l)(1) and 419A(d)(2) allocated to the Participant.
(c)	For purposes of this subsection (b), any Excess Aggregate Contributions forfeited under Section 3.10 shall be included in the annual addition for the year allocated. However, (i)

any loan repayments made under Article 9, (ii) any excess deferrals timely distributed from the Plan under Section 3.01(d) or (e); (iii) Rollover Contributions; and (iv) Salary Deferral Contributions made pursuant to Section 3.01(b) shall be excluded from the definition of annual addition.

(d)	If a Participant is participating in another qualified defined contribution plan of an Employer or an Affiliated Employer during a particular Plan Year, and the Participant’s annual addition for such Plan Year, prior to the application of the limitation set forth in subsection (a) above, exceeds that limitation, the Committee, under rules equally applicable to similarly situated Participants, shall determine how to apply the provisions of subsection (c) above to satisfy the limitation. In making its decision, the Committee shall take into account the applicable provisions of the other qualified plans.

(e)	Any Salary Deferral Contributions or After-Tax Contributions returned to a Participant under subsection (c) or (d) above shall be disregarded in applying the dollar limitation on Salary Deferral Contributions under Section 3.01(c) or the Actual Contribution Percentage Test under Section 3.10.
3.13 Return of Contributions

(a)	If all or part of the deductions for contributions to the Plan are disallowed by the Internal Revenue Service, the portion of the contributions to which that disallowance applies shall be returned to the Company on behalf of the applicable Employers without interest but reduced by any investment loss attributable to those contributions, provided that the contribution is returned within one year after the disallowance of deduction. For this purpose, all contributions made by the Company on behalf of the Employers are expressly declared to be conditioned upon their deductibility under Code Section 404.

(b)	The Company on behalf of the Employers may recover without interest the amount of its contributions to the Plan made on account of a mistake of fact, reduced by any investment loss attributable to those contributions, if recovery is made within one year after the date of those contributions.

(c)	In the event that Salary Deferral Contributions made under Section 3.01 are returned to an Employer in accordance with the provisions of this Section 3.13, the elections to reduce Compensation that were made by Participants on whose behalf those contributions were made shall be void retroactively to the beginning of the period for which those contributions were made. The Salary Deferral Contributions so returned shall be distributed in cash to those Participants for whom those contributions were made.
3.14	Contributions Not Contingent upon Profits

The Company on behalf of the Employers may make Salary Deferral Contributions to the Plan without regard to the existence or the amount of current and accumulated earnings and profits. Notwithstanding the foregoing, however, this Plan is designed to qualify as a “profit-sharing plan” for all purposes of the Code.

3.15	Contributions during Period of Military Leave
(a)	Notwithstanding any provision of this Plan to the contrary, contributions, benefits, and service credit with respect to qualified uniformed service duty shall be provided in accordance with Code Section 414(u). Without regard to any limitations on contributions set forth in this Article 3, a Participant who is absent from the service of an Employer or any Affiliated Employer because of service in the uniformed services of the United States, and he or she returns to service with an Employer or an Affiliated Employer on or after August 1, 1990 having applied to return while his or her reemployment rights were protected by law, may elect to contribute to the Plan the Salary Deferral Contributions (including any Catch-Up Contributions) and/or After-Tax Contributions and shall receive any Nonelective Contributions and applicable Matching Contributions that could have been contributed to the Plan or received in accordance with the provisions of the Plan had he or she remained continuously employed by an Employer throughout such period of absence (“make-up contributions”).
The amount of make-up contributions shall be determined on the basis of the Participant’s Compensation in effect immediately prior to the period of absence and the terms of the Plan at such time. Any Salary Deferral Contributions (or Catch-Up Contributions) or After-Tax Contributions so determined shall be limited as provided in Sections 3.01(c), 3.02, 3.08, and 3.10 with respect to the Plan Year or Years to which such contributions relate rather than the Plan Year in which payment is made. Any payment to the Plan described in this paragraph shall be made during the applicable repayment period. The repayment period shall equal three times the period of absence, but not longer than five years, and shall begin on the latest of: (i) the Participant’s date of reemployment or (ii) date the Employer notifies the Eligible Employee of his or her rights under this Section 3.15. Earnings (or losses) on make-up contributions shall be credited commencing with the date the make-up contribution is made in accordance with the provisions of Article 4.
(b)	All contributions under this Section 3.15 other than Catch-Up Contributions are considered “annual additions,” as defined in Code Section 415(c)(2), and shall be limited in accordance with the provisions of Section 3.12 with respect to the Plan Year(s) to which such contributions relate rather than the Plan Year in which payment is made.

ARTICLE 4. ESOP PROVISIONS
4.01	Exempt Loans
(a)	Investment Committee Direction. The Investment Committee may direct the ESOP Trustee to enter into one or more Exempt Loans to finance the acquisition of Company Stock for the ESOP Trust at any time. The Investment Committee may direct the Trustee to refinance an existing Exempt Loan at any time.

(b)	Terms of Exempt Loan. The terms of any Exempt Loan shall comply with each of the following requirements:
(i)	The terms shall be as favorable to the Plan as the terms of a comparable loan negotiated at arms’ length by independent parties;

(ii)	The interest rate, spread, or formula shall be no more than a reasonable interest rate considering all relevant factors including the amount and duration of the Exempt Loan, the security and guarantee involved, if any, the credit standing of the Plan and the generator of the Exempt Loan, if any; and the interest rate prevailing for comparable loans;

(iii)	Except as provided in (vi) below, the Exempt Loan shall be without recourse against the Plan;

(iv)	The Exempt Loan must be for a specific term;

(v)	The Exempt Loan may not be payable at the demand of any person except in the case of default;

(vi)	The only asset of the Plan that may be given as collateral on the Exempt Loan are shares of Company Stock acquired with the proceeds on the Exempt Loan or Company Stock used as collateral for a prior Exempt Loan, which prior loan is repaid with the proceeds of the same Exempt Loan;

(vii)	No person entitled to payment under the Exempt Loan shall have any right to assets of the Plan other than collateral given for that Exempt Loan, contributions made to the Plan (other than contributions of employer securities) to enable it to meet its obligations under the Exempt Loan and earnings attributable to such collateral and such contributions, including dividends on allocated Company Stock to the extent permitted by the law (“Eligible Earnings”);

(viii)	The value of Plan assets transferred in satisfaction of the Exempt Loan upon an event of default shall not exceed the amount of the default;

(ix)	If the lender is a “disqualified person” (as such term is defined in Code Section 4975(e)), or a “party in interest” (as such term is defined in ERISA Section 3(14)), Plan assets may only be transferred upon default and only upon and to the extent of the failure of the Plan to meet the payment schedule of the Exempt Loan;

(x)	Upon payment of any portion of the balance due on the Exempt Loan, the assets pledged as collateral for such portion shall be released from encumbrance and transferred to the Released and Unallocated Subfund in accordance with Section 4.03;

(xi)	Payments made from the ESOP Trust with respect to the Exempt Loan during a Plan Year shall not exceed an amount equal to the sum of amounts contributed to the Plan to pay off an Exempt Loan by the Employers and Eligible Earnings (as defined in paragraph (vii) above), less any such payments made in prior Plan Years. Such contributions and earnings shall be accounted for separately in the books of accounts of the Plan maintained by the Investment Committee or the ESOP Trustee until the Exempt Loan is repaid; and

(xii)	Except as provided in Section 10.11, or as otherwise required by applicable law, no Company Stock acquired with the proceeds of an Exempt Loan may be subject to a put, call, or other option or buy-sell or similar arrangement while held by, and when distributed from, the Plan.
(c)	Any Exempt Loan must be primarily for the benefit of Participants and their Beneficiaries.

(d)	Notwithstanding any other provision of the Plan or the Trust Fund, all proceeds of an Exempt Loan shall be used, within a reasonable time after receipt by the ESOP Trust, only for any or all of the following purposes:

(i)	to acquire Company Stock;

(ii)	to repay the same Exempt Loan; or

(iii)	to repay any previous Exempt Loan.
4.02	Repayment of Exempt Loan

Subject to the limitations set forth in Article 5 and after application of dividends in accordance with Section 5.12, with respect to each Plan Year in which an Exempt Loan is outstanding, the Investment Committee shall direct the Employer to make a payment in cash to the ESOP Trustee in such amount as necessary for the ESOP Trustee to make the principal and interest payments due on any Exempt Loans outstanding in the Plan Year.

4.03	Release of Company Stock from Suspense Subfund

Company Stock acquired for the ESOP Trust with the proceeds of an Exempt Loan shall be released from the Suspense Subfund as the Exempt Loan is repaid in accordance with the provisions of subsections (a), (b), (c), (d), and (e) below.
(a)	For each Plan Year until the Exempt Loan is fully repaid, the number of shares of Company Stock released from the Suspense Subfund shall equal the number of unreleased shares of Company Stock immediately before such release for the current Plan Year multiplied by the “Release Fraction.” As used herein, the term “Release Fraction” shall remain a fraction, the numerator of which is the amount of principal and interest paid on the Exempt Loan for such current Plan Year and the denominator of which is the sum of the numerator plus the principal and interest to be paid on such Exempt Loan for all remaining years in the term of the Exempt Loan (determined without reference to any possible extensions or renewals thereof). For purposes of computing the denominator of the Release Fraction, if the interest rate on the Exempt Loan is variable, the interest to be paid in subsequent Plan Years shall be calculated by assuming that the interest rate in effect as of the end of the applicable Plan year shall be the interest rate in effect for the remainder of the term of the Exempt Loan. Notwithstanding the foregoing, in the event such Exempt Loan shall be repaid with the proceeds of a subsequent Exempt Loan (the “Substitute Loan”), such repayment shall not operate to release all such Company Stock in the Suspense Subfund, but, rather, such release shall be effected pursuant to the foregoing provisions of this subsection (a) on the basis of payments of principal and interest on such Substitute Loan.

(b)	If required by any pledge or similar agreement, or if permitted by such pledge or agreement and required by the Board, then, in lieu of applying the provisions of subsection (a) hereof with respect to an Exempt Loan, Company Stock shall be released from the Suspense Subfund as the principal amount of such Exempt Loan is repaid (without regard to interest payments), provided the following three conditions are satisfied:
(i)	The Exempt Loan shall provide for annual payments of principal and interest at a cumulative rate that is not less rapid at any time then level annual payments of such amounts for ten years;

(ii)	The interest portion of any payment shall be disregarded only to the extent it would be treated as interest under standard loan amortization tables; and

(iii)	If the Exempt Loan is renewed, extended or refinanced, the sum of the expired duration of the Exempt Loan and the renewal, extension or new Exempt Loan period shall not exceed ten years.
(c)	If at any time there is more than one Exempt Loan outstanding, separate accounts shall be established under the Suspense Subfund for each such Exempt Loan. Each Exempt Loan for which a separate account is maintained shall be treated separately for purposes of the provisions governing the release of Company Stock from the Suspense Subfund under this Section 4.03 (including for purposes of determining whether Section 4.03(a) or Section 4.03(b) governs the release of Company Stock from any particular Suspense Subfund) and for purposes of the provisions governing the application of Employer contributions to repay an Exempt Loan under Section 4.02.

(d)	All Company Stock released from the Suspense Subfund during any Plan Year shall be transferred to the Released and Unallocated Subfund.

(e)	All Company Stock held in the Released and Unallocated Subfund shall be allocated among Participants in accordance with Section 4.04.

4.04	Allocation of Company Stock Released from Released and Unallocated Subfund
(a)	Company Stock held in the Released and Unallocated Subfund shall be allocated by the Investment Committee as of the last day of that Plan Year to the ESOP Accounts of Participants who are eligible for an allocation of Matching Contributions under Section 3.03 in the manner prescribed under Section 3.03.

(b)	Notwithstanding subsection (a), shares of Company Stock released from the Suspense Subfund by reason of the application of dividends on Company Stock allocated to ESOP Accounts to repay an Exempt Loan shall be allocated in accordance with
Section 5.12(a).

(c)	Shares of Company Stock released from the Suspense Subfund by reason of the application of dividends on Company Stock held in the Released and Unallocated Subfund and Suspense Subfund to repay an Exempt Loan shall be allocated in accordance with Section 5.12(b).
4.05	Limitations on ESOP Allocations to Certain Participants
(a)	If more than one-third of the Company’s contributions for a Plan Year that are deductible under Code Section 404(a)(9) would be allocated, in the aggregate, to the ESOP Accounts of Participants who are Highly Compensated Employees, such allocations to the ESOP Accounts of such Participants shall be reduced, pro rata, in an amount sufficient to reduce the amounts allocated to the ESOP Accounts of such Participants to an amount not in excess of one-third of such deductible contributions with respect to such Plan Year.

(b)	Any Company Stock that is prevented from being allocated due to the restriction contained in subsection (a) above shall be allocated as of the last day of the Plan Year pursuant to Section 4.01 and 4.04 as though those Participants who are Highly Compensated Employees did not participate in the Plan.
4.06	Nonleveraged ESOP
(a)	All funds that were held in the Company Stock Fund as of December 31 (or such other date as determined by the Committee or its designee) of the previous year (the “Employee ESOP Funds”) that were not otherwise previously part of the ESOP portion of the Plan shall be part of the ESOP portion of the Plan as of the first day of the current Plan Year.

(b)	Participants may diversify out of the Employee ESOP Funds at least as rapidly as provided in Section 5.08 of the Plan.

(c)	The Employee ESOP Funds may be voted in the manner provided in Section 5.10 of the Plan.

(d)	Cash dividends paid with respect to shares held in the Employee ESOP Funds shall be paid to the Plan and, at the affirmative election of the Participant, distributed to the Participant within 90 days of the end of the Plan Year.

(e)	Cash dividends paid with respect to shares held in the Employee ESOP Funds shall be invested in the Participant’s ESOP Account until they are distributed or otherwise transferred to another Investment Fund by the Participant.

ARTICLE 5. INVESTMENT OF CONTRIBUTIONS
5.01	Investment Funds
(a)	Contributions to the Plan shall be invested in one or more Investment Funds authorized by the Investment Committee, which, from time to time, may include such equity funds, international equity funds, fixed income funds, money market funds, a Company Stock Fund, and other funds or investment vehicles as the Investment Committee elects to offer.

(b)	The Trustee may keep such amounts of cash as it shall deem necessary or advisable as part of the Investment Funds, all within the limitations specified in the trust agreement.

(c)	Except as provided in Section 4.06, dividends, interest, and other distributions received on the assets held by the Trustee in respect to each of the Investment Funds shall be reinvested in the respective Investment Fund.
5.02	Investment of Participants’ Accounts

Unless otherwise specified herein, a Participant shall make an investment election covering his or her Accounts, in accordance with one of the following options:
(i)	100 percent in one of the available Investment Funds; or

(ii)	in more than one Investment Fund allocated in multiples of one percent;
provided, however, that in no event may a Participant allocate more than 50 percent of future contributions to the Company Stock Fund.

If a Participant fails to make an investment election with respect to 100 percent of his or her Accounts, the portion of such Accounts not subject to the Participant’s investment election shall be invested in a money market fund or Investment Fund.

5.03	Responsibility for Investments

Each Participant is solely responsible for the selection of his or her investment options. The Trustee, the Committee, the Investment Committee, any Employer, and the officers, supervisors, and other employees of any Employer are not empowered to advise a Participant as to the manner in which his or her Accounts shall be invested. The fact that an Investment Fund is available to

Participants for investment under the Plan shall not be construed as a recommendation for investment in that Investment Fund.

5.04	Change of Election
(a)	Subject to Section 14.11, a Participant may change his or her investment election under Section 5.02(a) by giving such Notice as the Committee or its delegate shall prescribe. The changed investment election shall become effective as soon as administratively practicable after the Trustee receives such Notice, and shall be effective only with respect to subsequent contributions.

(b)	Notwithstanding the foregoing, except as provided in Section 5.08, a Participant shall not be permitted to transfer or direct the investment of any portion of his or her ESOP Account.
5.05	Reallocation of Accounts among the Investment Funds

A Participant may elect to reallocate his or her Accounts among the Investment Funds, in multiples of one percent, by giving such Notice as the Committee or its delegate shall prescribe; provided, however, that in no event may a Participant allocate more than 50 percent of the value of his or her Accounts at the time of the reallocation to the Company Stock Fund. The reallocation shall be effective as soon as administratively practicable after the Trustee receives such Notice.

Notwithstanding the foregoing, except as provided in Section 5.08, a Participant shall not be permitted to transfer or direct the investment of any portion of his or her ESOP Account, except as provided in Section 5.08.

5.06	Limitations Imposed by Contract

Notwithstanding anything in this Article to the contrary, any contributions invested in a guaranteed investment contract shall be subject to any and all terms of such contract, including any limitations therein placed on the exercise of any rights otherwise granted to a Participant under any other provisions of this Plan with respect to such contributions.

5.07	Voting and Tender of Mutual Fund Shares

To the extent that shares of one or more of the regulated investment companies offered by the Investment Funds are allocated to Participants’ Accounts, the Trustee shall vote or tender such shares solely in accordance with written instructions furnished to it by each Participant (or Beneficiary of a deceased Participant); provided that the Trustee shall be responsible for delivery to each Participant (or Beneficiary of a deceased Participant) of all notices, proxies, and proxy soliciting materials related to any such shares. Any such instructions shall remain in the strict confidence of the Trustee. Shares, including fractional shares, for which voting or tender instructions are not received shall not be voted or tendered.

5.08	Investment of ESOP Account

Except as provided below, amounts held in a Participant’s ESOP Account shall be invested exclusively in Company Stock. Notwithstanding the foregoing, a Participant (or the Beneficiary of a deceased Participant) may elect to transfer any amount up to 100 percent of the value of the total number of shares of Company Stock held in his or her ESOP Account to one or more of the Investment Funds. Elections must be made in the time and manner prescribed by the Committee and shall be based on the balance of the ESOP Account as of the Valuation Date as of which the diversification election is effective.

5.09	Investment and Reinvestment of Company Stock Fund

Funds held in the Company Stock Fund shall be invested and reinvested exclusively in Company Stock, except to the extent that cash is held to facilitate purchases and sales within the Company Stock Fund. Investments in the Company Stock Fund shall be accounted for on the basis of units of the Company Stock Fund. Shares of Company Stock and cash received by the Company Stock Fund that are attributable to dividends, stock splits, or to any reorganization or recapitalization of the Company shall remain in, or be invested in, as applicable, the Company Stock Fund and allocated to Accounts in proportion to the number of units of the Company Stock Fund held in such Accounts. The transfer taxes, brokerage fees, and other expenses incurred in connection with the purchase, sale, or distribution of Company Stock shall be paid by the Company Stock Fund, and shall be deemed part of the cost of such Company Stock, or deducted in computing the sale proceeds therefrom, as the case may be, unless paid by an Employer. The Investment Committee shall determine to what extent a Participant shall bear any other administrative fee incurred by the Plan in accordance with the transfer of the Participant’s interest in the Company Stock Fund and provide appropriate written notice to such Participants.

5.10	Voting and Tendering of Company Stock
(a)	Applicable Shares. For purposes of this Section 5.10, shares of Company Stock shall be deemed to be allocated and credited to a Participant’s Accounts, in an amount to be determined based upon the balance in such Account on the Valuation Date coincident with or next preceding the record date of any vote or tender offer and the closing price of Company Stock on such Valuation Date or if not traded on that date, on the business day on which shares of Company Stock were last traded before that Valuation Date. The number of shares of Company Stock credited to a Participant’s ESOP Account on such Valuation Date shall be deemed to include anticipated allocations of such Company Stock pursuant to the provisions of subsection 5.03 or 5.04.

(b)	Voting of Company Stock. Company Stock held by the Trustee shall be voted by the Trustee at each annual meeting and at each special meeting of stockholders of the Company as directed by the Participant to whose Accounts such Company Stock is credited. Fractional shares shall be aggregated for this purpose. The Company shall cause each Participant to be provided with a copy of a notice of each such stockholder meeting and the proxy statement of the Company, together with an appropriate form or method for the Participant to indicate his or her voting instructions. If instructions are not timely received by the Trustee with respect to any such Company Stock, the Trustee shall not vote the uninstructed Company Stock.

(c)	Tendering of Company Stock. Each Participant (or in the event of his or her death, his or her Beneficiary) shall have the right to instruct the Trustee in writing or in such other method as approved by the Committee or its delegate as to the manner in which to respond to a tender or exchange offer for any or all shares of Company Stock credited to the Participant’s (or Beneficiary’s) Accounts under the Plan. The Company shall cause each Participant (or Beneficiary) to be notified and utilize its best efforts to distribute on a timely basis, or cause to be distributed, such information as will be distributed to the shareholders of the Company in connection with any such tender or exchange offer. Upon its receipt of such instructions, the Trustee shall tender such shares of Company Stock as and to the extent so instructed. If the Trustee shall not receive instruction for a

Participant (or Beneficiary) regarding any such tender or exchange offer for Company Stock, the Trustee shall have no discretion in such matter and shall take no action with respect to such tender or exchange offer.

(d)	Number of Shares. For all purposes of this Section 5.10, the number of shares of Company Stock held in a Participant’s Accounts that are invested in the Company Stock Fund shall be the number of shares of Company Stock represented by the number of units held in such Accounts after reducing such number of units by the number of units in such Accounts that represent cash.

(e)	Insider Restrictions. With respect to Participants subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) or subject to any insider trading restrictions of the Exchange Act, the Investment Committee shall be authorized to limit or restrict any transactions in any Investment Fund that invests in Company Stock as necessary to assure that such Participants are in compliance with, and appear to be in compliance with, Section 16 of the Exchange Act and the Exchange Act’s insider trading restrictions.
5.11	Confidentiality

The Trustee is precluded from disclosing information to employees of an Employer on the purchase, holding, and sale of shares in the Company Stock Fund, except where requested by such employees to comply with a subpoena or otherwise to be provided as necessary for the proper administration of the Participant’s or Beneficiary’s Accounts. In addition, the Company, each Employer, and their respective employees and agents are precluded from disclosing such information other than as necessary to administer the Plan. With respect to the exercise of voting, tender, and similar rights, the Trustee and the Company’s transfer agents are precluded from disclosing to employees of an Employer information on the exercise of such rights, except as required by law.

5.12	Dividends, Splits, and Recapitalizations
(a)	Cash dividends with respect to Company Stock in a Participant’s ESOP Account shall be applied toward repayment of any Exempt Loan. Company Stock held in the Released and Unallocated Subfund that is equal in value to such cash dividends shall be allocated to the Participants’ ESOP Accounts. For the purposes of such allocation, the value of the

Company Stock shall be based upon the fair market value of the Company Stock at the time of allocation.

(b)	Cash dividends with respect to Company Stock held in the Suspense Subfund or the Released and Unallocated Subfund shall be used to repay any Exempt Loan.

(c)	Cash dividends with respect to Company Stock held in any Account other than an ESOP Account, Suspense Subfund, or Released and Unallocated Subfund shall be allocated among such Accounts in proportion to the number of shares of the same class of Company Stock held in such Accounts.

(d)	Any shares of Company Stock received by the Trustee as a result of a stock split, stock dividend, conversion, or as a result of a reorganization or other recapitalization of the Company shall be allocated as of the date received by the Trustee in the same manner as the Company Stock to which they are attributable is then allocated.

(e)	Such allocation shall take place as of the date the dividends on Company Stock are credited under the Plan. The full amount of the cash dividends described in Section 5.12(a) and (b) shall be transferred immediately to the Suspense Subfund for use in repayment of the Exempt Loan. The shares of Company Stock allocated each year to Participant’s ESOP Account pursuant to this Section 5.12 shall in no event have a fair market value of less than the amount of the cash dividends on Company Stock in the Participant’s ESOP Account that are applied toward repayment of the Exempt Loan. To the extent necessary to make the allocation of Company Stock to Participants’ ESOP Accounts as described in this Section 5.12, Company Stock released as a result of Exempt Loan payment in the next following Plan Year may be retroactively allocated, as long as the Exempt Loan payment and such retroactive allocation are made no later than the time prescribed by law for the Company to file its federal tax return for the taxable year of the Company that coincides with the Plan Year for which the allocation is made, including any extensions of time thereof. The provisions of this Section 5.12 shall be applied on a uniform basis under rules adopted by the Investment Committee.
5.13	ERISA Section 404(c) Compliance

To the extent a Participant, Beneficiary, or Alternate Payee directs the investment of his or her Account, this Plan is intended to constitute a plan described in ERISA Section 404(c) and

Department of Labor Regulations Section 2550.404c-1. Neither the Company, an Employer, the Committee, the Trustee, the Investment Committee, nor any other Plan fiduciary shall be liable for any losses that are the direct and necessary result of investment instructions provided by any Participant, Beneficiary, or Alternate Payee. The Employer or its delegate shall comply with, or monitor compliance with, all disclosure and other responsibilities described under Department of Labor Regulations Sections 2550.404c-1(b)(2)(i)(A) and (b)(2)(i)(B)(1), except that the ESOP Trustee shall monitor compliance with those procedures established to provide confidentiality of information relating to the decrease of voting and tender rights by Participants. If the Employer determines that a situation has potential for undue influences by the Employer, the Employer shall direct an independent party to perform such activities as are necessary to ensure the confidentiality of the rights of the Participants.

ARTICLE 6. VALUATION OF THE ACCOUNTS
6.01	Valuation of the Investment Funds

The Trustee shall value the Investment Funds on each business day. On each Valuation Date there shall be allocated to the Accounts of each Participant his or her proportionate share of the increase or decrease in the fair market value of his or her Accounts in each of the Investment Funds. Whenever an event requires a determination of the value of the Participant’s Accounts, the value shall be computed as of the Valuation Date coincident with or immediately following the date of determination, subject to the provisions of Section 6.02.

6.02	Right to Change Procedures

The Committee reserves the right to change from time to time the procedures used in valuing the Accounts or crediting (or debiting) the Accounts if it determines, after due deliberation and upon the advice of counsel and/or the current recordkeeper, that such an action is justified in that it results in a more accurate reflection of the fair market value of assets. In the event of a conflict between the provisions of this Article and such new administrative procedures, those new administrative procedures shall prevail.

6.03	Statement of Accounts

At least once each calendar quarter, each Participant shall be furnished with a statement setting forth the value of his or her Accounts.

ARTICLE 7. VESTED PORTION OF ACCOUNTS
A Participant shall at all times be 100 percent vested in, and have a nonforfeitable right to, his or her Accounts.

ARTICLE 8. WITHDRAWALS WHILE STILL EMPLOYED
8.01	Withdrawal after Age 70

Subject to Section 8.04, a Participant who shall have attained age 70 in a calendar year may elect in any subsequent calendar year to withdraw, in the following order, all or part of his or her (i) After-Tax Contribution Account; (ii) Rollover Account, (iii) Matching Account, (iv) Retirement Distribution Account, (v) Nonelective Contribution Account, and (vi) Salary Deferral Contributions and any earnings credited to the Salary Deferral Contribution Account prior to January 1, 1989.

8.02	Hardship Withdrawal
(a)	Subject to Section 8.04, a Participant may elect to withdraw, in the following order, all or part of his or her (i) After-Tax Contribution Account; (ii) Rollover Account; (iii) Matching Account; (iv) Retirement Distribution Account; (v) Nonelective Contribution Account; (vi) Salary Deferral Contributions and any earnings credited to the Salary Deferral Contribution Account prior to January 1, 1989; provided, however, that he or she furnishes proof of “Hardship” satisfactory to the Committee or its delegate in accordance with the provisions of subsections (b) and (c) below.

Notwithstanding the foregoing, no part of a Participant’s Account that is deemed invested in a Loan Fund pursuant to Article 9 may be withdrawn for a Hardship.

(b)	As a condition for Hardship there must exist with respect to the Participant an immediate and heavy financial need to draw upon his or her Accounts.
(i)	The Committee or its delegate shall presume the existence of such immediate and heavy financial need if the requested withdrawal is on account of any of the following:
(A)	expenses for (or necessary to obtain) medical care for the Participant, his or her spouse, any dependents of the Participant that would be deductible under Code Section 213(d) (determined on or after January 1, 2006, without regard to whether the expenses exceed 7.5% of adjusted gross income);

(B)	costs directly related to the purchase of a principal residence of the Participant (excluding mortgage payments);

(C)	payment of tuition, related educational fees, and room and board expenses, for the next semester or quarter of post-secondary education of the Participant, his or her spouse, children, or dependents (as defined in Code Section 152, without regard to Code Sections 152(b)(1), 152(b)(2), and 152(d)(1)(B) on and after January 1, 2005);

(D)	payment of amounts necessary to prevent eviction of the Participant from his or her principal residence or to avoid foreclosure on the mortgage of his or her principal residence; or

(E)	payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children, dependents (as defined in Code Section 152 without regard to Code Section 152(d)(1)(B));

(F)	expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income); or

(G)	the inability of the Participant to meet such other expenses, debts, or other obligations recognized by the Internal Revenue Service as giving rise to immediate and heavy financial need for purposes of Code Section 401(k).
(ii)	The Committee or its delegate may determine the existence of immediate and heavy financial need in situations other than those described in (i) above where the Participant demonstrates the withdrawal is necessary for such other exigent circumstances as the Committee or its delegate shall determine in an objective and nondiscriminatory manner.
The amount of the withdrawal may not be in excess of the amount of the financial need of the Employee, including an additional amount equal to 30 percent of the amount otherwise needed to satisfy such financial need to pay any federal, state, or local taxes and any amounts necessary to pay any penalties reasonably anticipated to result from the hardship distribution.

In evaluating the relevant facts and circumstances, the Committee or its delegate shall act in a nondiscriminatory fashion and shall treat uniformly those Participants who are similarly situated. The Participant shall furnish to the Committee or its delegate such supporting documents as the Committee or its delegate may request in accordance with uniform and nondiscriminatory rules prescribed by the Committee or its delegate.
(c)	The Participant who requests a hardship withdrawal must comply with (i) below; the Participant who requests a hardship withdrawal to satisfy a financial need described in (b)(ii) above must also comply with (ii) below:
(i)	(A)	The Participant must have obtained all distributions, (including distribution of ESOP dividends but excluding any other distributions available only on account of hardship); and all nontaxable loans currently available under all plans of Employers and Affiliated Employers; provided, however, that solely in the case of a hardship withdrawal to satisfy a financial need described in (b)(i) above, a loan need not be taken if it would have the effect of increasing the hardship; and

	(B)	The Participant is prohibited from making Salary Deferral Contributions, After-Tax Contributions, and Catch-Up Contributions to (or, only to the extent prohibited by applicable regulations, the exercise of stock options under) the Plan and all other plans of Employers and Affiliated Employers under the terms of such plans or by means of an otherwise legally enforceable agreement for at least 6 months after receipt of the distribution.
For purposes of clause (B), “all other plans of Employers and Affiliated Employers” shall include stock option plans, stock purchase plans, qualified and non-qualified deferred compensation plans, and such other plans as may be designated under regulations issued under Code Section 401(k), but shall not include health and welfare benefit plans and the mandatory employee contribution portion of a defined benefit plan.
(ii)	The Participant must certify to the Committee or its delegate, on such form as the Committee or its delegate may prescribe, that the financial need cannot be fully relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by reasonable liquidation of the Participant’s assets, (C) by cessation of

Salary Deferral Contributions, Catch-Up Contributions and After-Tax Contributions, or (D) by other distributions (including ESOP dividends) or nontaxable (at the time of the loan) loans from the Plan or other plans of Employer, Affiliated Employers or any other employer or by borrowing from commercial sources at a reasonable rate in an amount sufficient to satisfy the need. The actions listed are required to be taken to the extent necessary to relieve the hardship but any action which would have the effect of increasing the hardship need not be taken. For purposes of this subsection (ii), there shall be attributed to the Participant those assets of the Participant’s spouse and minor children which are reasonably available to the Participant. The Participant shall furnish to the Committee or its delegate such supporting documents as the Committee or its delegate may request in accordance with uniform and nondiscriminatory rules prescribed by the Committee or its delegate.
If a Participant who requests a hardship withdrawal to satisfy a financial need described in (b)(ii) above complies with (i) above and, on the basis of the Participant’s certification and supporting documents, the Committee or its delegate finds it can reasonably rely on the Participant’s certification, the Committee or its delegate shall find that the requested withdrawal is necessary to meet the Participant’s financial need.
8.03	After-Tax Contributions Distributions

Subject to Section 8.04, a Participant may elect, no more than twice each calendar year, to withdraw all or a portion of his or her After-Tax Contribution Account in any amount equal to or exceeding $500. Withdrawals of After-Tax Contributions pursuant to Sections 8.01 or 8.02 shall not count toward the foregoing limit.

8.04	Procedures and Restrictions

This Section 8.04 shall apply to withdrawals made pursuant to Sections 8.01, 8.02 and 8.03. To make a withdrawal, a Participant shall give such Notice as the Committee or its delegate shall prescribe. A withdrawal shall be made as soon as administratively practicable following receipt by the Committee or its delegate of such Notice. If a loan and a hardship withdrawal are processed as of the same Valuation Date, the amount available for the hardship withdrawal shall equal the value of the Participant’s Accounts on such Valuation Date reduced by the amount of the loan. The amount of the withdrawal shall be allocated between and among the Investment

Funds in which the applicable Account of the Participant is invested in accordance with the Participant’s election; provided, however, that if the Participant fails to make such election or if the amount of the withdrawal cannot be allocated between and among the Investment Funds in which the applicable Account of the Participant is invested in accordance with the Participant’s election because the Participant has insufficient monies invested in any one or more of the Investment Funds, the amount of the withdrawal shall be allocated between and among the Investment Funds in which the applicable Account of the Participant is invested in as of the date of the withdrawal on a pro rata basis. Notwithstanding the foregoing, a Participant may elect to withdraw last that portion of the applicable accounts invested in the Company Stock Fund. Subject to the provisions of Section 10.09, all payments to Participants under this Article shall be made in cash as soon as administratively practicable.

ARTICLE 9. LOANS TO PARTICIPANTS
9.01	Establishment of Loan Rules

The provisions contained herein, together with any Plan loan rules and administrative procedures (the “Loan Procedures”) which may be adopted from time to time by the Committee, or its delegate, are collectively intended to satisfy the requirements of 29 C.F.R. Section 2550.408b-1(d). The Loan Procedures shall be consistent with (i) Code Section 72(p), (ii) applicable Internal Revenue Service regulations, and (iii) applicable regulations issued by the Department of Labor, in order that any loan granted from the Plan shall not constitute a prohibited transaction under the provisions of ERISA or the Code and shall not result in loss of qualification of the Plan under the Code. The Loan Procedures, as may be amended and adopted from time-to-time, are hereby incorporated by reference as if set forth in their entirety herein.

9.02	Loan Availability

Any Participant who is an Eligible Employee may obtain a loan from the Plan in accordance with the Plan’s Loan Procedures and the provisions of this Section. Loans shall not be made available to any Participant who is a Highly-Compensated Employee in an amount which is greater (as a percentage of the available vested Account) than the amounts made available to other Participants. To the extent required by law and under such rules as the Committee or its delegate shall adopt, loans shall also be made available on a reasonably equivalent basis to any Beneficiary or former Eligible Employee who is a party-in-interest within the meaning of ERISA Section 3(14).

9.03	Loan Terms and Conditions

In addition to the rules and procedures that the Committee or its delegate may adopt, all loans must comply with the following terms and conditions:
(a)	Loan Application and Documents. A Participant must apply for a loan in accordance with the procedures established by the Committee or its delegate, whose action in approving or disapproving the application shall be final. Each loan shall be evidenced by a promissory note payable to the Plan and each Participant shall receive a statement reflecting all information required to be provided under the Truth-in-Lending and Consumer Credit laws, such as the principal amount of the loan, the interest rate, the annual finance charge, and any fees relating to the loan.

(b)	Maximum Amount. The amount of any loan which, when added to the outstanding balance of any other loans to the Participant from this Plan or any other qualified plan of an Employer or Affiliated Employer, including any accrued but unpaid interest on any deemed loan distribution, may not exceed the lesser of:
(i)	50% of the value of his or her Accounts, or

(ii)	$50,000 reduced by the excess, if any, of (A) the highest outstanding balance of loans to the Participant from such plans during the one year period ending on the day before the day the loan is made, over (B) the outstanding balance of loans to the Participant from such plans on the date on which the loan is made.
(c)	Minimum Amount. The minimum loan amount is $1,000.

(d)	Accounting. The amount of the loan is to be transferred to a special “Loan Fund” for the Participant from the following Accounts of the Participant and in the following order: (i) Salary Deferral Account, (ii) Nonelective Contribution Account, (iii) Matching Account, (iv) Retirement Distribution Account, (v) Rollover Account; and (vi) After-Tax Contribution Account. The amounts withdrawn from each of the aforementioned Accounts shall be withdrawn, on a pro rata basis, from the Investment Funds in which the Participant’s Accounts are invested.

The Loan Fund consists solely of the amount transferred to the Loan Fund and is invested solely in the loan made to the Participant. The amount transferred to the Loan Fund shall be pledged as security for the loan. Payments of principal on the loan shall reduce the amount held in the Participant’s Loan Fund. Those payments, together with the attendant interest payment, shall be reinvested in the Investment Funds in accordance with the Participant’s then effective investment election. In no event may a Participant allocate more than 50% of the loan repayments to the Company Stock Fund.

(e)	Interest Rate. Each loan shall bear a reasonable rate of interest established by the Committee or its delegate.

(f)	Security. Each loan shall be made against collateral being the assignment of a portion of the Participant’s entire right, title, and interest in his or her vested Account and supported by his or her promissory note for the amount of the loan, including interest thereon.

(g)	Repayment Period. The period of repayment for any loan shall be arrived at by mutual agreement between the Committee or its delegate and the Participant, but that period shall not exceed five (5) years unless the loan is to be used in conjunction with the purchase of the principal residence of the Participant.

(h)	Loan Repayments. All loan repayments shall be made by payroll deduction, unless otherwise agreed to by the Participant and the Committee or its delegate, in substantially level amounts over the term of the loan, but no less frequently than quarterly. Notwithstanding the foregoing, loan repayments may be suspended for (i) military service in accordance with Code Section 414(u) or (ii) an approved leave of absence.

(i)	Number of Loans. Only two loans may be outstanding at any given time except that a third loan may be made in conjunction with the purchase of the principal residence of the Participant. However, only one loan may be granted in any calendar year.

(j)	Default. If a loan is not repaid in accordance with the terms contained in the promissory note and a default occurs, then the loan default will treated as a taxable distribution to the extent permitted under Code Section 72(p) and the regulations thereunder; however, the Plan shall not levy against any portion of the Loan Fund until such time as a distribution of the Participant’s Account could otherwise be made under the Plan.

(k)	Loans Prior to September 10, 2004. Notwithstanding anything in this Section to the contrary, any loans made before September 10, 2004 shall be subject to the terms of the Plan, or Prior Plan, in effect at the time such loan was granted. On and after September 10, 2004, any such loan must continue to be repaid and will be counted for purposes of subsection (i) above (Number of Loans) in determining whether the Participant may obtain another loan under the Plan.

ARTICLE 10. DISTRIBUTION OF ACCOUNTS UPON TERMINATION OF EMPLOYMENT
10.01	Eligibility

Upon a Participant’s termination of employment, the value of his or her Accounts shall be distributed as provided in this Article.

10.02	Forms of Distribution
(a)	Distribution of the value of a Participant’s Accounts shall be made in a cash lump sum; provided, however, that a Participant may elect, in such manner as the Committee or its delegate shall prescribe, to receive an optional form of benefit described below:
(i)	To receive the entire value of his or her Accounts in a fixed dollar amount payable in cash in approximately equal monthly, quarterly, or annual installments, such fixed dollar amount and installment frequency to be designated by the Participant. In the event that the Participant dies before complete distribution of his or her Accounts, the remaining installments shall be paid to his or her Beneficiary in the dollar amount and the installment frequency designated by the Participant. In the event that the Beneficiary dies before complete distribution of his or her Accounts, the remaining balance in the Accounts shall be paid in an immediate cash lump sum to the Beneficiary’s estate.

(ii)	To receive the entire value of his or her Accounts in the form of a variable dollar amount payable in cash in monthly, quarterly, or annual installments over a fixed period of time designated by the Participant. In the event that the Participant dies before all installments have been paid, the installments for the remainder of the fixed period of time designated by the Participant and in the installment frequency designated by the Participant shall be paid to his or her Beneficiary. In the event that the Beneficiary dies before all installments have been paid, the remaining balance in his or her Accounts shall be paid in an immediate cash lump sum to the Beneficiary’s estate.

(iii)	To receive the entire value of his or her Accounts in a lump sum, the portion of such Accounts invested in the Company Stock Fund or an ESOP Account to be paid in shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash) and the remainder of such Accounts to be paid in cash.

(iv)	To receive the portion of his or her Accounts invested in the Company Stock Fund or an ESOP Account in a lump sum consisting of shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash) and to receive the remainder of his or her Accounts in a form of payment set forth in paragraph (i) or (ii) above, as the Participant elects.

(v)	To receive the portion of his or her Accounts invested in the Company Stock Fund in the form of a variable dollar amount payable in shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash) in annual installments over a fixed period of time designated by the Participant and to receive the remainder of his or her Accounts in either a cash lump sum or in a form of payment set forth in paragraph (i) or (ii) above, as the Participant elects. In the event that the Participant dies before all installments have been paid, the remaining installments shall be paid to his or her Beneficiary. In the event that the Beneficiary dies before all installments have been paid, the remaining balance in his or her Accounts shall be paid in an immediate lump sum to the Beneficiary’s estate.
(b)	If a Participant dies before his or her benefits commence, the value of his or her Accounts shall be paid to his or her Beneficiary in a cash lump sum; provided, however, that the Beneficiary may elect, in such manner as the Committee or its delegate shall prescribe, to receive an optional form of benefit described below:
(i)	To receive the entire value of the Participant’s Accounts in the form of a fixed dollar amount payable in cash in approximately equal monthly, quarterly, or annual installments, such fixed dollar amount and installment frequency to be designated by the Beneficiary; provided, however, that if the Beneficiary is not the Participant’s surviving spouse, distribution shall be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death. In the event that the Beneficiary dies before complete distribution of his or her Accounts, the remaining balance in the Accounts shall be paid in an immediate cash lump sum to the Beneficiary’s estate.

(ii)	To receive the entire value of the Participant’s Accounts in the form of a variable dollar amount payable in cash in monthly, quarterly or annual installments over a fixed period designated by the Beneficiary; provided, however, that if the Beneficiary is not the Participant’s surviving spouse, distribution shall be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death. In the event that the Beneficiary dies before all installments have been paid, the remaining balance in his or her Accounts shall be paid in an immediate cash lump sum to the Beneficiary’s estate.

(iii)	To receive the entire value of the Participant’s Accounts in a lump sum, the portion of such Accounts invested in the Company Stock Fund to be paid in shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash) and the remainder of such Accounts to be paid in cash.

(iv)	To receive the portion of the Participant’s Accounts invested in the Company Stock Fund in a lump sum consisting of shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash) and to receive the remainder of the Participant’s Accounts in a form of payment set forth in paragraph (i) or (ii) above, as the Beneficiary elects.

(v)	To receive the portion of the Participant’s Accounts invested in the Company Stock Fund in the form of a variable dollar amount payable in shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash) in annual installments over a fixed period of time designated by the Beneficiary and to receive the remainder of his or her Accounts in either a cash lump sum or in a form of payment set forth in paragraph (i) or (ii) above, as the Beneficiary elects; provided, however, that if the Beneficiary is not the Participant’s surviving spouse, distribution shall be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death. In the event that the

Beneficiary dies before all installments have been paid, the remaining balance in his or her Accounts shall be paid in an immediate lump sum to the Beneficiary’s estate.
10.03	Commencement of Payments
(a)	Except as set forth in Section 10.04, distribution of a Participant’s Account shall not commence until he or she has affirmatively elected to receive his or her benefit in the applicable manner provided herein. Except as otherwise provided in this Article, a Participant may elect distribution of the value of his or her Accounts to commence following the later of (i) the Participant’s termination of employment or (ii) the 65th anniversary of the Participant’s date of birth (but not more than 60 days after the close of the Plan Year in which the later of (i) or (ii) occurs).

(b)	In lieu of a distribution as described in subsection (a) above, a Participant may, in accordance with such procedures as the Committee or its delegate shall prescribe, elect to have the distribution of the value of his or her Accounts commence as of any Valuation Date coincident with or following his or her termination of employment which is no later than his or her Required Beginning Date. Subject to the limitations set forth in the preceding sentence, a Participant who elects to receive the portion of his or her Accounts invested in the Company Stock Fund in shares of Company Stock may elect one commencement date for such distribution and a different commencement date for distribution of the remainder of his or her Accounts.

(c)	In the case of the death of a Participant before his or her benefits commence, distribution of the value of his or her Accounts shall commence to his or her Beneficiary as soon as administratively practicable following the Participant’s date of death; provided, however, that if the Beneficiary is the Participant’s spouse, such Beneficiary may elect to have the value of his or her Accounts commence as of any Valuation Date coincident with or following the Participant’s death which is no later than the December 31 of the year in which the Participant would have attained age 70 1/2. Subject to the limitations set forth in the preceding sentence, a Beneficiary who elects to receive the portion of his or her Accounts invested in the Company Stock Fund in shares of Company Stock may elect one commencement date for such distribution and a different commencement date for distribution of the remainder of his or her Accounts.

10.04	Required Minimum Distributions
(a)	Notwithstanding any provision of the Plan to the contrary, the distribution of the Participant’s Accounts shall begin no later than his or her Required Beginning Date. All distributions required under this Section shall be determined and made in accordance with the Treasury regulations under Code Section 401(a)(9). Unless the Participant’s Accounts are distributed in the form of an annuity purchased from an insurance company or in a single sum on or before his or her Required Beginning Date, as of the first Distribution Calendar Year, distributions shall be made in accordance with subsections (b), (c), and (d) below. If the Participant’s Accounts are distributed in the form of an annuity purchased from an insurance company, distributions thereunder shall be made in accordance with the requirements of Code Section 401(a)(9) and related Treasury regulations issued thereunder.

(b)	Required Minimum Distributions during Participant’s Lifetime. During the Participant’s lifetime, the minimum amount that shall be distributed for each Distribution Calendar Year is the lesser of:
(i)	The quotient obtained by dividing the Participant’s Accounts by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulations Section 1.401(a)(9)-9, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or

(ii)	If the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Accounts by the number in the Joint and Last Survivor Table set forth in Treasury Regulations Section 1.401(a)(9)-9, using the Participant’s and his or her spouse’s attained ages as of the Participant’s and spouse’s birthdays in the Distribution Calendar Year.

Required minimum distributions shall be determined under this subsection (b) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.
(c)	Death of Participant before Distributions Begin. If the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that shall be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Accounts by the remaining life expectancy of the Participant’s Designated Beneficiary, determined as provided in subsection (d)(i) below; provided, however, that if distribution is made in the form of a single sum, distribution shall be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death. If a Participant dies before distributions begin, the Participant’s Accounts shall be distributed, or begin to be distributed, no later than as follows:
(i)	If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, distributions to the surviving spouse shall begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later. Notwithstanding the foregoing, if the spouse elects to receive a single sum, such amount shall be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(ii)	If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, the Participant’s Accounts shall be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death. Notwithstanding the foregoing, if the Participant’s Designated Beneficiary elects to receive periodic payments instead of a single sum, distributions to the Designated Beneficiary shall begin by December 31 of the calendar year immediately following the calendar year in which the Participant died. Any election to receive periodic payments must be made by September 30 of the calendar year in which distribution would be required to begin under the previous sentence; if no such election is made, the first sentence of this paragraph shall apply.

(iii)	If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s Accounts shall be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(iv)	If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this subsection (c), other than paragraph (i), shall apply as if the surviving spouse were the Participant.
For purposes of this subsection (c) and subsection (d) below, unless paragraph (iv) above applies, distributions are considered to begin on the Participant’s Required Beginning Date. If paragraph (iv) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under paragraph (i). If annuity payments irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under paragraph (i)), the date distributions are considered to begin is the date distributions actually commence.
(d)	Death of Participant on or after Distributions Begin.
(i)	Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that shall be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Accounts by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s Designated Beneficiary, determined as follows:
(A)	The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(B)	If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, the remaining life expectancy of the surviving spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(C)	If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining life expectancy is calculated using the age of the Designated Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.
(ii)	No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that shall be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
(e)	For purposes of this Section 10.04, the following definitions shall apply:
(i)	“Designated Beneficiary” means the individual who is designated as the Beneficiary under the Plan and who is the “designated beneficiary” under Code Section 401(a)(9) and Treasury Regulations Section 1.401(a)(9)-4, Q&A-4.

(ii)	“Distribution Calendar Year” means a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year that contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under subsection (c) above. The required minimum distribution for the Participant’s first Distribution Calendar Year shall be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, shall be made on or before December 31 of that Distribution Calendar Year.

(iii)	“Life Expectancy” means life expectancy as computed by use of the Single Life Table in Treasury Regulations Section 1.401(a)(9)-9.
10.05	Small Benefits

Notwithstanding any provision of the Plan to the contrary, a lump sum payment shall be made in lieu of all vested benefits if the value of the Participant’s Accounts (including the value of a Participant’s Rollover Account) as of the date of distribution equals $5,000 or less. Such lump sum payment shall be made in cash; provided, however, that the Participant (or Beneficiary in the case of the Participant’s death) may elect, in such manner as the Committee or its delegate shall prescribe, to receive the portion of the Participant’s Accounts invested in the Company Stock Fund in shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash). The lump sum payment shall automatically be made as soon as administratively practicable following the Participant’s termination of employment. Effective with respect to lump sum payments that are greater than $1,000 (including the value of any Rollover Accounts) and for which the Participant does not affirmatively elect to have paid in a direct rollover pursuant to Section 10.09 or to receive the payment in Company Stock or in cash directly, such payments shall be made to an individual retirement plan designated by the Committee.

10.06	Status of Accounts Pending Distribution

Until completely distributed under Section 10.03, 10.04, or 10.05, the Accounts of a Participant who is entitled to a distribution shall continue to be invested as part of the funds of the Plan and the Participant shall retain investment transfer rights as described in Section 5.05 during the deferral period. Loans or withdrawals, however, shall not be permitted during the deferral period except to the extent required by law.

10.07	Proof of Death and Right of Beneficiary or Other Person

The Committee or its delegate may require and rely upon such proof of death and such evidence of the right of any Beneficiary or other person to receive the value of the Accounts of a deceased Participant as the Committee or its delegate may deem proper and its determination of the right of that Beneficiary or other person to receive payment shall be conclusive.

10.08	Direct Rollover of Certain Distributions

Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Committee or its delegate, to have any portion of an Eligible Rollover Distribution paid directly by the Plan to an Eligible Retirement Plan as specified by the Distributee.

Notwithstanding the foregoing, any Eligible Retirement Distribution (including the value of any Rollover Account) in excess of $1,000 but not greater than $5,000 shall be transferred directly to the individual retirement plan of a designated trustee or insurer, unless the Participant elects to receive or rollover such distribution.

In the event that the provisions of this Section 10.09 or any part thereof cease to be required by law as a result of subsequent legislation or otherwise, this Section or any applicable part thereof shall be ineffective without the necessity of further amendments to the Plan.

10.09	Waiver of Notice Period

Except as provided in the following sentence, an election by the Participant to receive a distribution, to the extent such election is required by Code Section 411(a)(11) and the regulations thereunder, shall not be valid unless the written election is made after the Participant has received the notice of (a) the material features of the forms of benefit under the Plan as described above; (b) the Participant’s ability to defer receipt of the distribution and the consequences of failing to defer such receipt (if applicable); and (c) any other rights or features required by Treasury Regulation Section 1.411(a)-11(c), as modified by section 1102 the Pension Protection Act of 2006. The notice must be provided at least 30 days, but no more than 180 days (or such other number of days required by applicable law or regulations), before the distribution. If the distribution is one to which Code Sections 401(a)(11) and 417 do not apply, such distribution may commence less than 30 days after the notice required under Treasury Regulations Section 1.411(a)-11(c) is given, provided that:
(a)	the Plan Sponsor or its delegate clearly informs the Participant that he or she has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and

(b)	the Participant, after receiving the notice, affirmatively elects a distribution.
10.10	Put Options

If the Company Stock held under the ESOP portion of the Plan is not readily tradable on an established securities market (within the meaning of Code Section 409(h)(1)(B)), any Participant who is entitled to a distribution of such shares from the Plan shall have a right to require the Company to repurchase such shares in accordance with Code Section 409(h)(1)(B). Company Stock held under the ESOP portion of the Plan shall not be subject to a put, call, or other option, or a buy-sell or similar arrangement either while held by the Plan or when distributed to or on account of a Participant whether or not the Plan is then an employee stock ownership plan.

ARTICLE 11. ADMINISTRATION OF PLAN
11.01	Appointment of Committee

The general administration of the Plan and the responsibility for carrying out the provisions of the Plan shall be placed in the Committee, which shall be established pursuant to the general policies and procedures as adopted by the Company from time to time.

11.02	Duties of Committee

The members of the Committee may appoint from their number such subcommittees with such powers as they shall determine; may authorize one or more of their number or any agent to execute or deliver any instrument or make any payment on their behalf; shall have the responsibility with respect to reporting and disclosure requirements under ERISA; may retain counsel, employ agents and provide for such clerical, accounting, and consulting services as they may require in carrying out the provisions of the Plan; and may allocate among themselves or delegate to other persons all or such portion of their duties under the Plan, other than those granted to the Trustee under the trust agreement adopted for use in implementing the Plan, as they shall decide; and may perform such other duties as provided in the general policies and procedures as adopted by the Company from time to time; subject to such general policies and procedures and any determination of the Global Benefits and Compensation Oversight Committee or its delegate.

11.03	Meetings

The Committee and the Investment Committee shall hold meetings upon such notice, at such place or places, and at such time or times as they may from time to time determine or as provided by the Company.

11.04	Compensation and Bonding

No members of the Committee or the Investment Committee shall receive any compensation from the Plan for his or her services as such. Except as may otherwise be required by law, no bond or other security need be required of any members in that capacity in any jurisdiction.

11.05	Establishment of Rules

Subject to the limitations of the Plan, the Committee or its delegate from time to time may establish rules for the administration of the Plan and the transaction of its business. The Committee shall have total and complete discretion to interpret the Plan; including, but not limited to, the discretion to (a) determine all questions arising in the administration, interpretation and application of the Plan including the power to construe and interpret the Plan; (b) decide all questions relating to an individual’s eligibility to participate in the Plan and/or eligibility for benefits and the amounts thereof; (c) decide all facts relevant to the determination of eligibility for benefits or participation; (d) make such adjustments which it deems necessary or desirable to correct any arithmetical or accounting errors; and (e) determine the amount, form and timing of any distribution to be made hereunder. In making its decisions, the Committee shall be entitled to, but need not rely upon, information supplied by a Participant, Beneficiary, or representative thereof. The Committee shall have full and complete discretion to determine whether a domestic relations order constitutes a qualified domestic relations order and whether the Alternate Payee otherwise qualifies for benefits hereunder. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in such manner and to such extent as it shall deem necessary to carry out the purposes of this Plan. The Committee’s decisions in such matters shall be binding and conclusive as to all parties.

11.06	Appointment of Investment Committee

An Investment Committee shall be established by the Company.

11.07	Duties of Investment Committee

In addition to any other responsibilities assigned to it under the Plan, the Investment Committee shall have primary responsibility and authority for setting and implementing the Plan’s investment and funding objectives and policies and communicating the same to, and monitoring, the Trustee and investment managers and reporting as required pursuant to the general policies and procedures as adopted by the Company from time to time to the Pension Committee of the board of directors of the Company. The Investment Committee shall have the authority to retain independent consultants and advisors. The Investment Committee shall have no responsibility as to investment decisions respecting Plan Accounts.

11.08	Individual Accounts

The Committee or its delegate shall maintain, or cause to be maintained, records showing the individual balances in each Participant’s Accounts. Maintenance of those records and Accounts, however, shall not require any segregation of the funds of the Plan.

11.09	Appointment of Investment Manager

The Investment Committee may, in its discretion, appoint one or more investment managers (within the meaning of ERISA
Section 3(38)) to manage (including the power to acquire and dispose of) all or part of the assets of the Plan, as the Investment Committee shall designate. In that event authority over and responsibility for the management of the assets so designated shall be the sole responsibility of that investment manager.

11.10	Prudent Conduct

The members of the Committee and the Investment Committee shall use that degree of care, skill, prudence, and diligence that a prudent person acting in a like capacity and familiar with such matters would use in his or her conduct of a similar situation.

11.11	Service in More than One Fiduciary Capacity

Any individual, entity, or group of persons may serve in more than one fiduciary capacity with respect to the Plan and/or the funds of the Plan.

11.12	Limitation of Liability

The members of the Investment Committee and the Committee and their agents and delegates shall be entitled to rely upon the advice, opinions, reports, statements, and certificates of counsel, actuaries, accountants, and other experts retained by them. No member of any committee provided for herein shall be responsible for the breach of any obligation or duty expressly delegated under the Plan to any other committee, unless such member knowingly participates in or knowingly undertakes to conceal such breach.

An Employer, the Board of Directors, the members of the Global Benefits and Compensation Oversight Committee, the Employee Benefits Committee and the Investment Committee, and any officer, employee, or agent of an Employer shall not incur any liability individually or on behalf of any other individuals or on behalf of any Employer for any act or failure to act, made in good faith in relation to the Plan or the funds of the Plan, except with regard to any matters as to which they shall be adjudged to be liable for gross negligence or willful misconduct in the performance of their duties. This limitation, however, shall not act to relieve any such individual or an Employer from a responsibility or liability for any fiduciary responsibility, obligation, or duty under Part 4, Title I of ERISA.

11.13	Indemnification

To the extent permitted by ERISA and applicable state law, the Employers shall indemnify and save harmless the Board of Directors, the members of the Global Benefits and Compensation Oversight Committee and the Employee Benefits Committee and the Investment Committee, and the officers and employees of the Employers against all liabilities and expenses, including attorneys’ fees, reasonably incurred by them in connection with any legal action to which they may be a party or any threatened legal action arising out of their discharge in good faith of responsibilities under or incident to the Plan, except for actions or failures to act made in bad faith or for which they shall be adjudged to be liable for gross negligence or willful misconduct in the performance of their duties. The foregoing indemnity shall not preclude such further indemnities as may be available by the purchase of insurance, as such indemnities are permitted by law. The foregoing indemnification shall be from the assets of the Employers and shall not be made directly or indirectly from the Plan.

11.14	Named Fiduciary

For purposes of ERISA, the Committee shall be the named fiduciary of the Plan.

11.15	Claims and Review Procedures
(a)	Applications for benefits and inquiries concerning the Plan (or concerning present or future rights to benefits under the Plan) shall be submitted to the Committee or its delegate in writing. An application for benefits shall be submitted on the prescribed form and shall be signed by the Participant or, in the case of a benefit payable after his or her death, by his or her Beneficiary.

(b)	In the event that an application for benefits is denied in whole or in part, the Committee or its delegate shall notify the applicant of the denial and of the right to review of the denial. The notice shall set forth, in a manner calculated to be understood by the applicant, (i) specific reasons for the denial; (ii) specific references to the pertinent provisions of the Plan upon which the denial is based; (iii) a description of any information or material necessary for the applicant to perfect the application; (iv) an explanation of why the material is necessary; (v) an explanation of the review procedure under the Plan; (vi) and a statement of the applicant’s right to bring an action under ERISA Section 502 upon an adverse determination on review. The notice shall be given to the applicant within a reasonable period of time (not more than 90 days) after the Committee or its delegate received the application, unless special circumstances require further time for processing and the applicant is advised of the extension. In no event shall the notice be given more than 180 days after the Committee or its delegate received the application.

(c)	An applicant whose application for benefits was denied in whole or part, or the applicant’s duly authorized representative, may appeal the denial by submitting to the Committee or its delegate a request for a review of the application within 60 days after receiving notice of the denial from the Committee or its delegate. The Committee or its delegate shall give the applicant or his or her representative an opportunity to review pertinent materials, other than legally privileged documents, in preparing the request for a review. The request for a review shall be in writing and addressed to the Committee or its delegate. The request for a review shall set forth all of the grounds upon which it is based, all facts in support of the request, and any other matters that the applicant deems pertinent. The Committee or its delegate may require the applicant to submit such additional facts, documents, or other materials as it may deem necessary or appropriate in making its review.

(d)	The Committee or its delegate shall act on each request for a review within 60 days after receipt, unless special circumstances require further time for processing and the applicant is advised of the extension. In no event shall the decision on review be rendered more than 120 days after the Committee or its delegate received the request for a review. In connection with the decision on review, the applicant or his or her representative may inspect copies of pertinent documents and records. The Committee or its delegate shall give prompt notice of its decision to the applicant. In the event that the Committee or its delegate confirms the denial of the application for benefits in whole or in part, the notice shall set forth, in a manner calculated to be understood by the applicant, (i) the specific reasons for the decision; (ii) specific references to the pertinent Plan provisions upon which the decision is based; (iii) the applicant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits; and (iv) a statement of the applicant’s right to bring an action under ERISA Section 502(a).

(e)	The Committee or its delegate shall adopt such rules, procedures, and interpretations of the Plan as it deems necessary or appropriate in carrying out its responsibilities under this Section 11.15.

(f)	No legal action for benefits under the Plan shall be brought unless and until the claimant (i) has submitted a written application for benefits in accordance with subsection (a); (ii) has been notified by the Committee or its delegate that the application is denied; (iii) has filed a written request for a review of the application in accordance with subsection (c); and (iv) has been notified that the Committee or its delegate has affirmed the denial of the application; provided, however, that legal action may be brought after the Committee or its delegate has failed to take any action on the claim within the time prescribed by subsections (b) and (d) above.

ARTICLE 12. MANAGEMENT OF FUNDS
12.01	Trust Agreement

All the funds of the Plan shall be held by the Trustee appointed from time to time by the Investment Committee or its delegate under a trust agreement adopted, or as amended, by the Board of Directors. The Employer and the Investment Committee shall have no liability for the payment of benefits under the Plan nor for the administration of the funds paid over to the Trustee.

12.02	Exclusive Benefit Rule

Except as otherwise provided in the Plan, no part of the corpus or income of the funds of the Plan shall be used for, or diverted to, purposes other than for the exclusive benefit of Participants and other persons entitled to benefits under the Plan and paying the expenses of the Plan not paid directly by the Company on behalf of the Employers. No person shall have any interest in, or right to, any part of the earnings of the funds of the Plan, or any right in, or to, any part of the assets held under the Plan, except as and to the extent expressly provided in the Plan.

ARTICLE 13. AMENDMENT, MERGER, AND TERMINATION
13.01	Amendment of the Plan

The Global Benefits and Compensation Oversight Committee or its delegate reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate, to amend in whole or in part any or all of the provisions of the Plan. No amendment, however, shall make it possible for any part of the funds of the Plan to be used for, or diverted to, purposes other than for the exclusive benefit of persons entitled to benefits under the Plan. No amendment shall be made which has the effect of decreasing the balance of the Accounts of any Participant or of reducing the nonforfeitable percentage of the balance of the Accounts of a Participant below the nonforfeitable percentage computed under the Plan as in effect on the date on which the amendment is adopted, or if later, the date on which the amendment becomes effective.

13.02	Merger, Consolidation, or Transfer

The Global Benefits and Compensation Oversight Committee or its delegate may, in its sole discretion, merge this Plan into another qualified plan, subject to any applicable legal requirements. The Plan may not be merged or consolidated with, and its assets or liabilities may not be transferred to, any other plan unless each person entitled to benefits under the Plan would, if the resulting plan were then terminated, receive a benefit immediately after the merger, consolidation, or transfer that is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation, or transfer if the Plan had then terminated.

13.03	Additional Participating Employers
(a)	If any company is or becomes a subsidiary of or associated with an Employer, the Employee Benefits Committee may include the employees of that subsidiary or associated company in the participation of the Plan upon appropriate action by that company necessary to adopt the Plan. In that event, or if any persons become Eligible Employees of an Employer as the result of merger or consolidation or as the result of acquisition of all or part of the assets or business of another company, the Committee shall determine to what extent, if any, previous service with the subsidiary, associated or other company shall be recognized under the Plan, but subject to the continued qualification of the trust for the Plan as tax-exempt under the Code.

(b)	Any subsidiary or associated company may terminate its participation in the Plan upon appropriate action by it. In that event the funds of the Plan held on account of Participants in the employ of that company, and any unpaid balances of the Accounts of all Participants who have separated from the employ of that company, shall be determined by the Committee. Those funds shall be distributed as provided in Section 13.04 if the Plan should be terminated, or shall be segregated by the Trustee as a separate trust, pursuant to certification to the Trustee by the Committee or its delegate, continuing the Plan as a separate plan for the employees of that company under which the board of directors of that company shall succeed to all the powers and duties of the Board of Directors and/or the Global Benefits and Compensation Oversight Committee.
13.04	Termination of the Plan
(a)	The Global Benefits and Compensation Oversight Committee or its delegate may terminate the Plan or completely discontinue contributions under the Plan for any reason at any time. In case of termination or partial termination of the Plan, or complete discontinuance of Employer contributions to the Plan, the rights of affected Participants to their Accounts under the Plan as of the date of the termination or discontinuance shall be nonforfeitable. In the event of the Plan’s termination, the total amount in each Participant’s Accounts shall be distributed to him or her if permitted by law or continued in trust for his or her benefit, as the Committee shall direct.

(b)	Upon termination of the Plan, Salary Deferral Contributions, with earnings thereon, shall only be distributed to Participants if (i) neither the Employer nor an Affiliated Employer establishes or maintains a successor defined contribution plan, and (ii) payment is made to the Participants in the form of a lump sum distribution (as defined in Code Section 402(e)(4)(D), without regard to subclauses (I) through (IV) of clause (i) thereof). For purposes of this paragraph, a “successor defined contribution plan” is a defined contribution plan (other than an employee stock ownership plan as defined in Code Section 4975(e)(7) (“ESOP”) or a simplified employee pension as defined in Code Section 408(k) (“SEP”)) that exists at the time the Plan is terminated or within the twelve-month period beginning on the date all assets are distributed. In no event, however, shall a defined contribution plan be deemed a successor plan if fewer than two percent of the employees who are eligible to participate in the Plan at the time of its termination are or were eligible to participate under another defined contribution plan of the Employer or an Affiliated Employer (other than an ESOP or a SEP) at any time during the period beginning twelve months before and ending twelve months after the date of the Plan’s termination.

ARTICLE 14. GENERAL PROVISIONS
14.01	Nonalienation
(a)	Except as required by any applicable law, subsection (c) or Article IX, no benefit under the Plan shall in any manner be anticipated, assigned, or alienated, and any attempt to do so shall be void. Payment, however, shall be made in accordance with the provisions of any judgment, decree, or order that:
(i)	creates for, or assigns to, a spouse, former spouse, child, or other dependent of a Participant the right to receive all or a portion of the Participant’s benefits under the Plan for the purpose of providing child support, alimony payments, or marital property rights to that spouse, child, or dependent;

(ii)	is made pursuant to a State domestic relations law;

(iii)	does not require the Plan to provide any type of benefit, or any option, not otherwise provided under the Plan; and

(iv)	otherwise meets the requirements of ERISA Section 206(d), as amended, as a “qualified domestic relations order,” as determined by the Committee or its delegate.
(b)	Except as otherwise specifically provided herein, the valuation and distribution of an Alternate Payee’s account shall be made according to the provisions of Section 10.05 applicable to Small Benefits above. Such lump sum payment shall be made in cash; provided, however, that the Alternate Payee may elect to receive the portion of the Participant’s Accounts assigned to him or her that is invested in the Company Stock Fund in shares of Company Stock (except that such part thereof as is represented by a fractional share or that has not yet been converted into Company Stock shall be distributed in cash). If the amount payable to the Alternate Payee exceeds $5,000 (valued in accordance with Section 10.05), it may be paid as soon as administratively practicable following the qualification of the order if the qualified domestic relations order so provides and the Alternate Payee consents thereto; otherwise it may not be payable before the earlier of (i) the Participant’s termination of employment or (ii) the Participant’s attainment of age 50.

(c)	A Participant’s benefit under the Plan shall be offset or reduced by the amount the Participant is required to pay to the Plan under the circumstances set forth in Code Section 401(a)(13)(C).
14.02	Conditions of Employment Not Affected by the Plan

The establishment of the Plan shall not confer any legal rights upon any Employee or other person for a continuation of employment, nor shall it interfere with the rights of an Employer to discharge any Employee and to treat him or her without regard to the effect which that treatment might have upon him or her as a Participant or potential Participant of the Plan.

14.03	Facility of Payment

If the Committee or its delegate shall find that a Participant or other person entitled to a benefit is unable to care for his or her affairs because of illness or accident or is a minor, the Committee or its delegate may direct that any benefit due him or her, unless claim shall have been made for the benefit by a duly appointed legal representative, be paid to his or her spouse, a child, a parent, or other blood relative, or to a person with whom he or she resides. Any payment so made shall be a complete discharge of the liabilities of the Plan for that benefit.

Furthermore, if the Committee or its delegate receives from a Participant a power of attorney valid under state law, the Committee or its delegate shall comply with the instructions of the named attorney to the extent that the Committee or its delegate would comply with such instructions if given by the Participant and such instructions are consistent with the power of attorney.

14.04	Erroneous Allocation

Notwithstanding any provision of the Plan to the contrary, if a Participant’s Account is credited with an erroneous amount due to a mistake in fact or law, the Committee shall adjust such Account in such equitable manner as it deems appropriate to correct the erroneous allocation.

14.05	Information

Each Participant, Beneficiary, Alternate Payee, or other person entitled to a benefit, before any benefit shall be payable to him or her or on his or her account under the Plan, shall file with the

Committee or its delegate the information that it shall require to establish his or her rights and benefits under the Plan.

14.06	Top-Heavy Provisions
(a)	The following definitions apply to the terms used in this Section:
(i)	“Applicable Determination Date” means the last day of the preceding Plan Year;

(ii)	“Top-Heavy Ratio” means the ratio of (A) the value of the aggregate of the Accounts under the Plan for Key Employees to (B) the value of the aggregate of the Accounts under the Plan for all Key Employees and Non-Key Employees;

(iii)	“Key Employee” means any Employee or former Employee (including any deceased employee) who at any time during the Plan Year that includes the determination date was an officer of an Employer or an Affiliated Employer having Statutory Compensation greater than $145,000 (as adjusted under Code Section 416(i)), a five percent owner (as defined in Code Section 416(i)) of an Employer or an Affiliated Employer, or a one percent owner (as defined in Code Section 415(i)) of an Employer or an Affiliated Employer having Statutory Compensation of more than $150,000. The determination of who is a Key Employee shall be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

(iv)	“Non-Key Employee” means any Employee who is not a Key Employee;

(v)	“Applicable Valuation Date” means the Valuation Date coincident with or immediately preceding the last day of the preceding Plan Year;

(vi)	“Required Aggregation Group” means any other qualified plan(s) of an Employer or an Affiliated Employer in which there are participants who are Key Employees or which enable(s) the Plan to meet the requirements of Code Section 401(a)(4) or 410; and

(vii)	“Permissive Aggregation Group” means each plan in the Required Aggregation Group and any other qualified plan(s) of an Employer or an Affiliated Employer in which all participants are Non-Key Employees, if the resulting aggregation group continues to meet the requirements of Code Sections 401(a)(4) and 410.
(b)	For purposes of this Section, the Plan shall be “top-heavy” with respect to any Plan Year if as of the Applicable Determination Date the Top-Heavy Ratio exceeds 60 percent. The Top-Heavy Ratio shall be determined as of the Applicable Valuation Date in accordance with Code Sections 416(g)(3) and (4). The determination of whether the Plan is top-heavy is subject to the following:
(i)	The Accounts under the Plan shall be combined with the account balances or the present value of accrued benefits under each other plan in the Required Aggregation Group and, in the Employer’s discretion, may be combined with the account balances or the present value of accrued benefits under any other qualified plan in the Permissive Aggregation Group;

(ii)	The Accounts for an Employee as of the Applicable Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Code Section 416(g)(2) during the one-year period (five-year period in the case of a distribution made for a reason other than severance from employment, death, or disability) ending on the Applicable Determination Date;

(iii)	Distributions under any plan that terminated within the one-year period ending on the Applicable Determination Date shall be taken into account if such plan contained Key Employees and, therefore, would have been part of the Required Aggregation Group; and

(iv)	If an individual has not performed services for the Employer or an Affiliated Employer at any time during the one-year period ending on the Applicable Determination Date, such individual’s accounts and the present value of his or her accrued benefits shall not be taken into account.

(c)	For any Plan Year with respect to which the Plan is top-heavy, an additional Employer contribution shall be allocated on behalf of each Participant (and each Eligible Employee eligible to become a Participant) who is a Non-Key Employee, and who has not incurred a severance from employment as of the last day of the Plan Year equal to three percent of such individual’s Statutory Compensation less any Nonelective Contribution made for the Plan Year. If the greatest percentage of Statutory Compensation contributed on behalf of a Key Employee under Section 3.01 for the Plan Year (disregarding any contributions made under Section 3.12 for the Plan Year), however, would be less than three percent, that lesser percentage shall be substituted for “three percent” in the preceding sentence. Notwithstanding the foregoing provisions, no minimum contribution shall be made under this Plan with respect to a Participant (or an Eligible Employee eligible to become a Participant) if the required minimum benefit under Code Section 416(c)(1) is provided to him or her by any other qualified pension plan of an Employer or an Affiliated Employer or the Plan meets the safe harbor requirements of Code Sections 401(k)(12) and 401(m)(11) for a Plan Year.
14.07	Prevention of Escheat

If, after a period of 18 months, the Committee or its delegate cannot ascertain the whereabouts of any person to whom a payment is due under the Plan, such payment and all remaining payments otherwise due to such person shall automatically be canceled on the records of the Plan and the amount thereof applied to reduce the contributions of the Employer. Upon such cancellation, the Plan and the Trust Fund shall have no further liability therefore except that, in the event such person, or his or her beneficiary in the event of his or her death, later notifies the Committee or its delegate of his or her whereabouts and requests the payment or payments due to him or her under the Plan, the amount so applied shall be paid to him or her in accordance with the provisions of the Plan, without any earnings or losses attributable thereto.

14.08	Written Elections

Any elections, notifications, or designations made by a Participant pursuant to the provisions of the Plan shall be made in a time and manner and to the party determined by the Committee or its delegate under rules uniformly applicable to all employees similarly situated. The Committee or its delegate reserves the right to change from time to time the time and manner for making notifications, elections, or designations by Participants under the Plan if it determines after due deliberation that such action is justified in that it improves the administration of the Plan. In the event of a conflict between the provisions for making an election, notification, or designation set forth in the Plan and such new administrative procedures, those new administrative procedures shall prevail.

14.09	Construction
(a)	The Plan shall be construed, regulated, and administered under the laws of the State of New Jersey, unless preempted by federal law.

(b)	The masculine pronoun shall mean the feminine wherever appropriate.

(c)	The titles and headings of the Articles and Sections in this Plan are for convenience only. In the case of ambiguity or inconsistency, the text rather than the titles or headings shall control.
14.10	Electronic Transmission of Notices to Participants

Notwithstanding any provision of the Plan to the contrary, any notice required to be distributed to Participants, Beneficiaries, and Alternate Payees pursuant to the terms of the Plan may, at the direction of the Committee, be transmitted electronically to the extent permitted by, and in accordance with any procedures set forth in, applicable law and regulations.

14.11	Temporary Suspension of Certain Plan Activities in Connection with a Recordkeeper Change

Notwithstanding anything to the contrary herein, if the Committee changes the Plan’s recordkeeper, the Committee may establish procedures for temporarily suspending certain Plan activities to facilitate the recordkeeping change. The activities that may be suspended include, but are not limited to, in-service withdrawals, loans, distributions, contribution percentage changes, and investment allocations. Any notice required by ERISA Sections 101(i) and 502(c)(7) (as added by the Sarbanes-Oxley Act of 2002) shall be provided on a timely basis and in accordance with such provisions.

SCHERING-PLOUGH EMPLOYEES’
SAVINGS PLAN
APPENDIX A
SPECIAL PROVISIONS APPLICABLE TO
TRANSFERRED CANJI, INC. EMPLOYEES
Notwithstanding any other provision of the Plan to the contrary, the provisions of this Appendix A shall take precedence and be applicable with respect to an individual who:
(i)	as of January 1, 1997 had been employed by Canji, Inc. for a period of at least ninety days and had attained age 18 (hereinafter referred to as a “Canji Employee”); and
(ii)	(a) previously was employed by Canji, Inc., (b) was a participant in the Canji, Inc. 401(k) Profit Sharing Plan on December 31, 1996, and (c) elected to roll his or her account balance in the Canji, Inc. 401(k) Profit Sharing Plan on December 31, 1996 (hereinafter referred to as the “Canji Account Balance”) into the Plan (hereinafter referred to as a “Former Canji Employee”).
1.	A Canji Employee shall become eligible to participate in the Plan effective January 1, 1997.

2.	A Former Canji Employee shall become a Participant of the Plan effective January 1, 1997.

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